Exhibit 10.1

Execution Version

$50,000,000

CREDIT AGREEMENT

among

CARMIKE CINEMAS, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Syndication Agent

Dated as of June 17, 2015

J.P. MORGAN SECURITIES LLC,

MACQUARIE CAPITAL (USA) INC., AND

RBC CAPITAL MARKETS

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

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SCHEDULES:

1.1A	Revolving Commitments
1.1B	Mortgaged Property
4.4	Consents, Authorizations, Filings and Notices
4.12	Labor Matters
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.19(b)(i)	Mortgage Filing Jurisdictions
4.19(b)(ii)	Real Property
6.13	Post-Closing Requirements
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(l)	Existing Investments

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of First Lien Guarantee and Collateral Agreement
D	Form of First Lien Mortgage
E	Form of Exemption Certificate
F	Form of Closing Certificate
G	Form of Extension Notice
H	Form of Assumption Agreement

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CREDIT AGREEMENT, dated as of June 17, 2015, among CARMIKE CINEMAS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, and together with its successors in such capacity, the “Administrative Agent”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Definitions. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Administrative Agent”: as defined in the recitals to this Agreement.

“Affiliate”: of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agents”: the collective reference to the Syndication Agent, the Joint Lead Arrangers and the Administrative Agent, which term shall include, for purposes of Section 9 only, the Issuing Lender.

“Aggregate Exposure”: with respect to any Lender at any time, the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans

Revolving Loans	2.75%	1.75%

“Application”: an application, in form and substance as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit, in each case executed by a duly authorized employee or officer of the Borrower.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”: means:

(a) the sale, lease, conveyance or other disposition of any assets or rights by the Borrower or any Subsidiary; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole will be governed by the provisions of Section 7.4 hereof and not by Section 7.5; and

(b) the issuance of Equity Interests by any of the Subsidiaries or the sale by the Borrower or any Subsidiary of Equity Interests in any of the Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $3,000,000;

(ii) a transfer of assets between or among the Borrower and the Subsidiaries;

(iii) an issuance of Equity Interests by a Subsidiary to the Borrower or to another Subsidiary;

(iv) the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition in the ordinary course of business of assets that are damaged, worn-out, obsolete or otherwise unsuitable or unnecessary for use in connection with the business of the Borrower or its Subsidiaries (including (a) the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and the Subsidiaries taken as whole, (b) dispositions of fixtures, equipment and inventory in connection with a theater closing and (c) any sale or disposition of assets in connection with scheduled maintenance and equipment and facility updates);

(v) licenses and sublicenses by the Borrower or any Subsidiary of software or Intellectual Property in the ordinary course of business;

(vi) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(vii) the granting of Liens not prohibited by Section 7.3;

(viii) the sale or other disposition of cash or Cash Equivalents;

(ix) a Restricted Payment that does not violate the covenant in Section 7.6 or a Permitted Investment;

(x) sales of assets received by the Borrower or any Subsidiary upon the foreclosure on a Lien;

(xi) the issuance of preferred stock of a Subsidiary in compliance with Section 7.2;

(xii) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements;

(xiii) foreclosures on assets of the Borrower and its Subsidiaries to the extent it would not otherwise result in a Default or Event of Default;

(xiv) sales, transfers and other dispositions of Investments in Subsidiaries other than Subsidiary Guarantors;

(xv) sales, transfers and other dispositions of the Screenvision Units;

(xvi) any lease, sale, transfer or other disposition by the Borrower or any of its Subsidiaries of a theater acquired after the date of this Agreement (whether through, merger, consolidation, asset purchase or otherwise) in one or a series of related transactions; provided that (a) the lease, sale, transfer or other disposition of such theater occurs within twelve months of its acquisition by the Borrower or such Subsidiary and (b) the Net Proceeds of such lease, sale, transfer or other disposition does not exceed 15% of the Fair Market Value of the aggregate consideration paid for such theater and all other theaters acquired in the same transaction or series of related transactions; and

(xvii) the sale and leaseback of the Snellville Property.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A.

“Assuming Lender”: as defined in Section 2.13.

“Attributable Debt”: in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligations.”

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bank Product Agreement”: any agreement for treasury, investment, depository, clearing house, wire transfer, cash management, purchasing cards and corporate credit cards or automated clearing house transfers of funds services or any related services.

“Bank Product Obligations”: with respect to any Person, the obligations of such Person under Bank Product Agreements to which it is a party, in each case as designated by the Borrower as “Bank Product Obligations” to the Collateral Trustee in accordance with the applicable provisions of the Collateral Trust Agreement.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) 0% and (b) the highest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 0.50% and (iii) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period plus 1.0%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”: as defined in the preamble to this Agreement.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Calculation Date”: the date for which any applicable calculation of the Consolidated First Lien Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, is made.

“Capital Lease Obligations”: as to any Person, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would, subject to Section 1.2(c), at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock”: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents”: (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better; (d) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year from the date of acquisition, and having, at the time of acquisition, a credit rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (f) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and (g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date is June 17, 2015.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Trust Agreement”: that certain collateral trust agreement dated the date hereof entered into among the Borrower, the Subsidiary Guarantors party thereto, the Administrative Agent, the Collateral Trustee and the trustee under the Senior Secured Notes Indenture.

“Collateral Trustee”: Wells Fargo Bank, National Association, in its capacity as collateral trustee under the Collateral Trust Agreement, together with its successors in such capacity.

“Commitment”: as to any Lender, the sum of the Revolving Commitment and the Incremental Term Loan Commitment of such Lender.

“Commitment Fee Rate”: 0.50% per annum.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated EBITDA”: with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(b) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, including, without limitation, state, franchise, and similar taxes, in each case to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(c) the Fixed Charges of such Person and its Subsidiaries for such period other than any cash dividends, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(d) any foreign currency translation losses (including losses related to currency re-measurements of Indebtedness) of such Person and its Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(e) the amount of any costs incurred by such Person and its Subsidiaries for such period in connection with the integration of an acquisition, to the extent deducted in computing Consolidated Net Income; plus

(f) non-recurring items or unusual charges or expenses, executive recruitment, severance, relocation costs or expense, other business optimization expenses (including costs and expenses relating to business optimization programs), new systems design and implementation costs, project start-up costs, restructuring charges or reserves, and costs related to the closure and/or consolidation of facilities, or any other costs incurred in connection with any of the foregoing, of such Person and its Subsidiaries for such period to the extent deducted in computing Consolidated Net Income; plus

(g) any net after-tax losses attributable to the early extinguishment or conversion of Indebtedness of such Person and its Subsidiaries for such period, to the extent deducted in computing Consolidated Net Income; plus

(h) the amount of any minority interest expense attributable to minority interests of third parties in the positive income of any non-Wholly Owned Subsidiary of the Borrower, in each case to the extent not paid in cash; plus

(i) charges for the write-off of unamortized debt costs of such Person and its Subsidiaries for such period, to the extent deducted in computing Consolidated Net Income; plus

(j) any fees, expenses, prepayment premiums or charges of such Person and its Subsidiaries for such period related to any acquisition, disposition, Investment, repayment of Indebtedness, issuance of Capital Stock, financing, recapitalization or the incurrence of Indebtedness, in each case permitted by this Agreement and other than in the ordinary course of business, including such fees, expenses, prepayment premiums or charges related to the transactions contemplated by the Senior Secured Notes Documents and this Agreement, to the extent deducted in computing Consolidated Net Income; plus

(k) pre-opening expenses and theater closing expenses of such Person and its Subsidiaries for such period to the extent such expenses were deducted in computing Consolidated Net Income; plus

(l) depreciation and amortization (including amortization or impairment write-offs of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation and amortization was deducted in computing Consolidated Net Income; plus

(m) any other non-cash expenses or charges, including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(n) any foreign currency translation gains (including gains related to currency re-measurements of Indebtedness) of such Person and its Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(o) the amount of any minority interest income attributable to minority interests of third parties in the losses of any non-Wholly Owned Subsidiary, in each case to the extent not received in cash; minus

(p) any net income from disposed or discontinued operations of such Person and its Subsidiaries for such period; and minus

(q) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary will be added to Consolidated Net Income to compute Consolidated EBITDA of the Borrower only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Subsidiary without prior approval of a Governmental Authority (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and regulations of a Governmental Authority applicable to that Subsidiary or its stockholders.

“Consolidated First Lien Debt”: at any date, the aggregate principal amount of Priority Lien Debt (as defined in the Collateral Trust Agreement), Capital Lease Obligations, Financing Obligations and Attributable Debt of the Borrower and its Subsidiaries outstanding as at such date.

“Consolidated First Lien Leverage Ratio”: at any time, the ratio of (a) the outstanding Consolidated First Lien Debt at such date, less the amount of unrestricted cash and Cash Equivalents set forth on the consolidated balance sheet of the Borrower and its Subsidiaries as at such date, to (b) the Consolidated EBITDA of the Borrower and its Subsidiaries for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, or in the case of any calculation pursuant to Section 7.1, ended on the last date of the fiscal quarter in question, in each case as calculated on a Pro Forma Basis.

“Consolidated Net Income”: with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Subsidiary that is not a Subsidiary Guarantor of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(a) all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(b) the net income (but not loss) of any Person that is not a Subsidiary Guarantor or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary Guarantor of the Person;

(c) solely for the purpose of determining the amount available for Restricted Payments under Section 7.6(c), the net income (but not loss) of any Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary Guarantor of that net income is not at the date of determination permitted without any prior approval of a Governmental Authority (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or regulation of a Governmental Authority applicable to that Subsidiary Guarantor or its stockholders;

(d) the cumulative effect of a change in accounting principles will be excluded; and

(e) non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded.

“Consolidated Total Leverage Ratio”: at any date, the ratio of (a) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date determined on a consolidated basis in accordance with GAAP, to (b) the Consolidated EBITDA of the Borrower and its Subsidiaries for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, or in the case of any calculation pursuant to Section 7.1, ended on the last date of the fiscal quarter in question, in each case as calculated on a Pro Forma Basis.

“Continuing Directors”: the directors of the Borrower on the Closing Date, after giving effect to the other transactions contemplated hereby, and each other director, if, in each case, such other director’s election or nomination for election to the Board of Directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”: an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the banking institution where the Borrower maintains its principal concentration deposit account and the Administrative Agent, with respect to control of all deposits and balances held in such account.

“Credit Facilities”: one or more debt facilities (including, without limitation, this Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to comply with such funding obligation under this Agreement cannot be satisfied) or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such confirmation in form and substance satisfactory to the Administrative Agent, (d) has otherwise failed to pay over to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) is insolvent or has a parent company that is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the latest of (x) the date on which the Senior Secured Notes mature and (y) the Revolving Termination Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.6. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and the Subsidiary Guarantors may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Eligible Assignee”: any Person that is not (a) a Defaulting Lender or any Person as to which such Lender is, directly or indirectly, a Subsidiary, (b) the Borrower or any of its Affiliates, (c) a natural person or (d) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall constitute an Eligible Assignee if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the greater of (a) a rate per annum equal to 0% and (b) the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page or Reuters Screen LIBOR02 Page (or in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Base Rate shall be the Interpolated Rate.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under the Revolving Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the reasonable and good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Hedging Obligation”: with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Subsidiary”: (x) an Excluded Foreign Subsidiary, (y) an Immaterial Subsidiary, or (z) a non-Wholly Owned Subsidiary which is prohibited from becoming a Subsidiary Guarantor by the terms of any Requirement of Law (including any duty owed thereunder) or Contractual Obligation binding on or applicable to such non-Wholly Owned Subsidiary or the holders of its Capital Stock at the time such Subsidiary is created or acquired and not, in the case of any such Contractual Obligation, entered into in contemplation of such creation or acquisition (except in the case of any such non-Wholly Owned Subsidiary, as part of any bona fide arms’-length investment in such Subsidiary by one or more other Persons who are unaffiliated with the Borrower or any of its Subsidiaries).

“Extended Revolving Termination Date”: as defined in Section 2.13.

“Extending Lender”: as defined in Section 2.13.

“Extension Notice Date”: as defined in Section 2.13.

“Facility”: each of (a) any Incremental Facility and (b) the Revolving Facility.

“Fair Market Value”: the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower (unless otherwise provided in this Agreement). For avoidance of doubt, the public offering price of Equity Interests of any Person sold in a bona fide public offering will be deemed to be the Fair Market Value of such Equity Interests in respect of such sale (notwithstanding that such Equity Interests may be sold at a discount to their current trading price, or may subsequently trade at a higher price).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current of future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financing Obligations”: all obligations of the Borrower and its Subsidiaries of the type described as “financing obligations” in the audited financial statements of the Borrower for the fiscal year ended December 31, 2014.

“Fixed Charges”: with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations), the interest component of any deferred payment obligations or Financing Obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, excluding (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with an acquisition, (iii), amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment and other financing fees, and (v) with respect to any incurrence of Indebtedness, accretion or accrual of non-cash interest expense in respect of up to 2% of the original issue discount, if any, on such Indebtedness; plus

(b) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus

(c) any interest actually paid by the Borrower or any of its Subsidiaries on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries; plus

(d) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or preferred stock of any of its Subsidiaries, other than dividends on such Disqualified Stock or preferred stock payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Subsidiary of the Borrower, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

(e) to the extent included in the consolidated interest expense of such Person and its Subsidiaries, non-cash interest expense in respect of Financing Obligations.

“Flood Insurance Laws”: collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Debt Basket”: has the meaning specified in Section 7.2(m).

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee”: a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantee and Collateral Agreement”: the First Lien Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: has the meaning specified in the Guarantee and Collateral Agreement.

“Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Hedging Obligations”: with respect to any Person, the obligations of such Person under Hedge Agreements to which it is a party.

“Hickory Creek Lease Obligations”: collectively, all Financing Obligations and Capital Lease Obligations of the Borrower and its Subsidiaries arising in connection with any amendments entered into in respect of the Lease Agreement dated as of December 7, 2000, originally between Buttered (TX) LP, a Delaware limited partnership, as Landlord, and Rave Reviews Hickory Creek I, L.P., a Delaware limited partnership, as Tenant, that would cause the obligations of the Borrower or any Subsidiary pursuant to such Lease Agreement to become Financing Obligations or Capital Lease Obligations.

“Immaterial Subsidiary”: as of any date, any Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided, that a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides credit support for any Indebtedness of the Borrower.

“Impacted Interest Period”: has the meaning specified in the definition of “Eurodollar Base Rate.”

“Increased Amount Date”: has the meaning specified in Section 3.15(a).

“Incremental Amount”: any time, the excess, if any, of (a) $150,000,000 over (b) the aggregate amount of all Incremental Term Loans made prior to such time plus all Incremental Revolving Commitments established prior to such time pursuant to Section 3.15.

“Incremental Assumption Agreement”: an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Facilities”: has the meaning specified in Section 3.15(a)(ii).

“Incremental Lenders”: the collective reference to Incremental Term Loan Lenders and Incremental Revolving Lenders.

“Incremental Revolving Commitments”: has the meaning specified in Section 3.15(a)(ii).

“Incremental Revolving Lender”: each Lender which holds an Incremental Revolving Commitment.

“Incremental Revolving Loans”: the revolving loans made by one or more Lenders to the Borrower pursuant to Section 3.15(a)(ii).

“Incremental Term Loan Commitments”: as to any Incremental Term Loan Lender, the obligation of such Lender, if any, to make an Incremental Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth in the Incremental Assumption Agreement applicable to such Incremental Term Loan Commitment and in any case not to exceed the Incremental Amount.

“Incremental Term Loan Facilities”: has the meaning specified in Section 3.15(a)(i).

“Incremental Term Loan Lender”: each Lender which holds an Incremental Term Loan.

“Incremental Term Loans”: the term loans made by one or more Lenders to the Borrower pursuant to Section 3.15(a)(i).

“Indebtedness”: with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c) in respect of banker’s acceptances;

(d) representing Capital Lease Obligations or Attributable Debt in respect of Sale/Leaseback Transactions;

(e) representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed, except (a) any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors, incurred in the ordinary course of business and (b) obligations under earnout provisions in connection with the acquisition of assets or Capital Stock of another Person;

(f) representing any Financing Obligations; or

(g) representing any Hedging Obligations or Bank Product Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets, trade secret licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan, unless the repayment or prepayment of such Loan is made on the Revolving Termination Date or in connection with the termination of all Revolving Commitments hereunder), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under the Revolving Facility that would extend beyond the Revolving Termination Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interpolated Rate”: with respect to any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments”: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances, extensions of credit (by way of guaranty or otherwise) or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, other securities, or any assets constituting a business unit of any other Persons, or any other investment in any other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any of its Subsidiaries sells or otherwise disposes of any Equity Interests of any Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of in an amount determined by the Board of Directors of the Borrower, whose resolution with respect thereto will be delivered to the Administrative Agent. The acquisition by the Borrower or any of its Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary of the Borrower in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined by the Board of Directors of the Borrower, whose resolution with respect thereto will be delivered to the Administrative Agent. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issuing Lender”: JPMorgan Chase Bank, National Association or any affiliate thereof in its capacity as issuer of any Letter of Credit, or any other Lender so designated by the Borrower and agreed by such Lender and the Administrative Agent.

“Joint Lead Arrangers”: J.P. Morgan Securities LLC, Macquarie Capital (USA) Inc. and RBC Capital Markets1.

“Junior Debt”: the Senior Secured Notes and any Indebtedness that is (x) secured by a Lien that is junior in priority to the Lien securing the Obligations, (y) by its terms subordinated in right of payment to all or any portion of the Obligations or (z) unsecured.

“L/C Commitment”: $10,000,000.

“L/C Fee Payment Date”: the last Business Day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit, (b) the face amount of any Letter of Credit for which an Application has been submitted and is pending but that has not yet been issued, and (c) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.9.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 2.5(a).

“LIBO Screen Rate”: has the meaning specified in the definition of “Eurodollar Base Rate.”

“Lien”: with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, all Letters of Credit and Applications therefor, the Security Documents, the Notes and environmental indemnities related to the Mortgaged Properties and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: (a) with respect to any Incremental Term Loan Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Incremental Term Loans and (b) with respect to the Revolving Facility, the Majority Revolving Lenders.

“Majority Revolving Lenders”: the holders of more than 50% of the aggregate unpaid principal amount of the Total Revolving Extensions of Credit under the Revolving Facility (or, prior to the termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, financial condition or operations of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Group Member”: the Borrower and each Subsidiary that, during the period of the most recent four full fiscal quarters of the Borrower for which financial statements are available, had (i) gross revenues representing more than one percent (1%) of the total consolidated gross revenues of the Borrower and its Subsidiaries for such period or (ii) total assets as of the last day of such period exceeding one percent (1%) of the total consolidated assets of the Borrower and its Subsidiaries at such time.

“Materials of Environmental Concern”: any substances, materials or wastes that are defined, listed or regulated as hazardous, toxic, a pollutant or a contaminant (or terms of similar intent or meaning) pursuant to any Environmental Law or that could give rise to liability under any Environmental Law, including petroleum (including gasoline, crude oil or any fraction thereof) or petroleum products, asbestos, toxic molds, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Mortgage Amendments”: has the meaning specified in Section 3.15(e).

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, and any property which becomes subject to a Mortgage in accordance with Section 6.10(b), as to which the Collateral Trustee for the benefit of the Priority Lien Secured Parties (as defined in the Collateral Trust Agreement) shall be granted a Lien pursuant to the Mortgages, subject to the Collateral Trust Agreement. Notwithstanding anything to the contrary contained herein, the Snellville Property shall not constitute a Mortgaged Property (a) on or prior to September 1, 2015 and (b) thereafter to the extent it has been sold pursuant to a sale and leaseback transaction permitted under Section 7.10(a).

“Mortgages”: each of the mortgages, deeds of trust and deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Collateral Trustee for the benefit of the Priority Lien Secured Parties (as defined in the Collateral Trust Agreement), subject to the Collateral Trust Agreement, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage, deed of trust or deed to secure debt is to be recorded).

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Muvico Lease Obligations”: collectively, all Financing Obligations and Capital Lease Obligations of the Borrower and its Subsidiaries arising upon or after the assignment by Muvico Entertainment, L.L.C. (“Muvico”) to the Borrower or any of its Subsidiaries of Muvico’s rights and interests in respect of its leases of the following theatre properties: (1) Starlight 20 theatre located at 18002 Highwood Preserve Parkway, Tampa, Florida 33647; (2) Broward 18 theatre located at 2315 North Federal Highway, Pompano Beach, Florida 33062; and (3) Palm Harbor 10 theatre located at 37912 U.S. Highway 19N, Palm Harbor, Florida 34684.

“Net Proceeds”: the aggregate cash proceeds and Cash Equivalents received by the Borrower or any Subsidiary in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP, and any portion of the purchase price from an Asset Sale required to be placed in escrow for adjustment of the purchase price, satisfaction of indemnities or similar contractual obligations in connection with such Asset Sale.

“Non-Consenting Lender”: any Lender that does not approve any proposed amendment, waiver or modification that (i) requires the consent of all Lenders (or all Lenders under a single Facility) and (ii) has been approved by the Required Lenders (or Majority Facility Lenders, as the case may be), but has not been approved by the other Lenders whose consent is required.

“Non-Excluded Taxes”: as defined in Section 3.9(a).

“Non-Extending Lender”: as defined in Section 2.13(b).

“Non-Guarantor Subsidiary”: any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-U.S. Lender”: as defined in Section 3.9(g).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements and Specified Cash Management Agreements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any other Secured Party that are required to be paid by the Borrower pursuant hereto) or otherwise. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Hedging Obligations of such Guarantor.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(e).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Business”: any business that is the same as, or reasonably related, ancillary or complementary to, the business in which the Borrower and the Subsidiary Guarantors are engaged on the date of this Agreement.

“Permitted Investment”: means:

(a) any Investment in the Borrower or in a Subsidiary Guarantor;

(b) any Investment in Cash Equivalents;

(c) any Investment by the Borrower or any Subsidiary Guarantor in a Person, if as a result of such Investment:

(i) such Person becomes a Subsidiary Guarantor; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary Guarantor;

(d) [Reserved]

(e) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(f) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Subsidiary Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes;

(g) Investments represented by Hedging Obligations;

(h) loans or advances to employees made in the ordinary course of business of the Borrower or any Subsidiary Guarantor in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;

(i) any guarantee of Indebtedness permitted to be incurred by Section 7.2;

(j) any Investment existing on, or made pursuant to binding commitments existing on, the date of this Agreement and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date hereof; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date hereof or (b) as otherwise permitted under this Agreement;

(k) Investments acquired after the date hereof as a result of the acquisition by the Borrower or any Subsidiary Guarantor of another Person, including by way of a merger, amalgamation or consolidation with or into the Borrower or any Subsidiary Guarantor in a transaction that is not prohibited by Section 7.4 after the date hereof to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(l) advances or extensions of credit on terms customary in the movie exhibition industry in the form of accounts or other receivables incurred, or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable, in the ordinary course of business;

(m) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

(n) Investments in one or more joint ventures engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (n) that are at the time outstanding, not to exceed the amount by which the aggregate Net Proceeds of any sales, transfers or other dispositions of the Screenvision Units exceeds the carrying value of the Screenvision Units as reflected on the Borrower’s balance sheet as of December 31, 2014; and

(o) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (o) that are at the time outstanding, not to exceed $10,000,000.

“Permitted Refinancing Indebtedness”: any Indebtedness of the Borrower or any Subsidiary issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or such Subsidiary (other than intercompany Indebtedness); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued but unpaid interest on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than (a) the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) 90 days after the final maturity date of this Agreement as in effect on the date of such renewal, refunding, refinancing, replacement, defeasance or discharge;

(c) the portion, if any, of such Permitted Refinancing Indebtedness that is scheduled to mature on or prior to the date 90 days after the final maturity date of this Agreement has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is no shorter than the Weighted Average Life to Maturity of the portion of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged that is scheduled to mature on or prior to the date 90 days after the final maturity date of this Agreement;

(d) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans hereunder on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(e) such Indebtedness is incurred either by the Borrower or by the Subsidiary that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(f) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (i) is unsecured, then such renewal, refunding, refinancing, replacement, defeasance or discharge is unsecured, (ii) is secured, then such renewal, refunding, refinancing, replacement, defeasance or discharge (x) is secured by no more collateral than the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged was or was permitted to be secured by and (y) is not secured by a Lien that is more senior in priority than the Lien securing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (iii) is subject to the Collateral Trust Agreement, then a representative validly acting on behalf of the holders of such Permitted Refinancing Indebtedness shall become a party to the Collateral Trust Agreement as a Parity Lien Debt Representative (as defined in the Collateral Trust Agreement).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPA”: the Pension Protection Act of 2006.

“Pro Forma Basis”: in the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the relevant Calculation Date, then the Consolidated First Lien Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated First Lien Leverage Ratio and the Consolidated Total Leverage Ratio:

(a) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(b) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

(d) Consolidated EBITDA shall include the effects of incremental contributions the Borrower reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an officers’ certificate delivered to the Administrative Agent at the time of any calculation of the Consolidated First Lien Leverage Ratio and the Consolidated Total Leverage Ratio;

(e) Consolidated EBITDA shall be calculated on a Pro Forma Basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business, at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period;

(f) all preopening expense and theatre closure expense which reduced Consolidated Net Income during any applicable period shall be added to Consolidated EBITDA (without duplication of any addition thereto included in the definition thereof);

(g) any Person that is a Subsidiary of the Borrower on the Calculation Date will be deemed to have been a Subsidiary of the Borrower at all times during such four-quarter period;

(h) any Person that is not a Subsidiary of the Borrower on the Calculation Date will be deemed not to have been a Subsidiary of the Borrower at any time during such four-quarter period;

(i) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(j) all pro forma calculations will be made in accordance with Regulation S-X under the Securities Act, except that such calculations may include Pro Forma Cost Savings.

“Pro Forma Cost Savings”: with respect to any four-quarter period, the reduction in net costs and expenses that:

(a) were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and that would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act;

(b) (i) were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action, (ii) that are supportable and quantifiable by the underlying accounting records and (iii) (x) were actually realized during such four-quarter period or (y) would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act; or

(c) relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during such four-quarter period and that the Borrower reasonably determines will actually be realized within six months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action; provided that the aggregate amount of Pro Forma Cost Savings pursuant to this clause (c) shall not exceed 5.0% of Consolidated EBITDA of the Borrower and its Subsidiaries for any applicable four-quarter period (calculated prior to giving effect to any Pro Forma Cost Savings).

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975 of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Specified Cash Management Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement or Specified Cash Management Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified

Hedge Agreement or Specified Cash Management Agreement at the time such Specified Hedge Agreement or Specified Cash Management Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.

“Qualifying Equity Interests”: Equity Interests of the Borrower other than Disqualified Stock.

“Rave Companies”: Rave Review Holdings, LLC, a Delaware limited liability company, and its wholly owned Subsidiaries acquired by the Borrower pursuant to the Rave Purchase Agreement.

“Rave Financing Obligations”: all Financing Obligations of the Rave Companies outstanding as of the date that the Borrower acquired the Rave Companies pursuant to the Rave Purchase Agreement.

“Rave Lease Obligations”: all Rave Financing Obligations and any Capital Lease Obligations of the Rave Companies outstanding as of the date that the Borrower acquired the Rave Companies pursuant to the Rave Purchase Agreement.

“Rave Purchase Agreement”: the Membership Interest Purchase Agreement dated as of September 28, 2012, among the Borrower, Rave Reviews Cinemas, L.L.C., and Rave Review Holdings, LLC.

“Reference Date”: as defined in the term “Restricted Payment Amount”.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.9 for amounts drawn under Letters of Credit.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: with respect to a Plan, any of the events set forth in Section 4043 of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) (x) the Commitments then in effect or (y) if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit and (b) the Incremental Term Loans then outstanding; provided that, if any one Lender holds more than 50% of the sum of (a) and (b) above, then Required Lenders shall include at least one additional Lender.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or controller of the Borrower, but in any event, with respect to financial matters, the chief financial officer or controller of the Borrower.

“Restricted Payment Amount”: at any time of determination (the “Reference Date”), an amount equal to the sum of, without duplication:

(i) Consolidated EBITDA of the Borrower minus (ii) 1.7 times Fixed Charges of the Borrower, for the period (taken as one accounting period) from January 1, 2012 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(ii) 100% of the aggregate net cash proceeds and the Fair Market Value of assets other than cash received by the Borrower since the date of this Agreement as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Borrower or from the issue or sale of convertible or exchangeable Disqualified Stock of the Borrower or convertible or exchangeable debt securities of the Borrower, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Borrower (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Borrower); plus

(iii) to the extent that any Investment permitted under Section 7.7 made after the date hereof is (i) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (ii) made in an entity that subsequently becomes a Subsidiary of the Borrower, the initial amount of such Investment (or, if less, the amount of cash received upon repayment or sale); plus

(iv) 100% of any dividends received in cash by the Borrower or any of its Subsidiaries that are Guarantors after the date of this Agreement, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Borrower for such period.

“Restricted Payments”: any of the following:

(a) the declaration or payment of any dividend or the making of any other payment or distribution on account of the Borrower’s or any of its Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and other than dividends or distributions payable to the Borrower or any of its Subsidiaries);

(b) purchasing, redeeming or otherwise acquiring or retiring for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(c) making any payment on or with respect to, or purchasing, redeeming, defeasing or otherwise acquiring or retiring for value, the Senior Secured Notes or any Indebtedness of the Borrower or any of its Subsidiaries that is secured by a Lien that is junior in priority to the Lien securing the Obligations, contractually subordinated to the Obligations, the Senior Secured Notes or to any

Guarantee given in respect of the Senior Secured Notes, or is unsecured (excluding any intercompany Indebtedness between or among the Borrower and any of its Subsidiaries), other than (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, redemption or other acquisition of any such subordinated Indebtedness in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the purchase, redemption or other acquisition; or

(d) making any Investment not permitted under Section 7.7;

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period”: the period from and including the day after the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations at such time.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans (including Incremental Revolving Commitments and Incremental Revolving Loans) or other Revolving Extensions of Credit.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate amount of the Revolving Extensions of Credit of all Revolving Lenders then outstanding).

“Revolving Termination Date”: the earlier of (x) June 17, 2020, subject (as to any Revolving Lender) to any extension thereof pursuant to Section 2.13 and (y) the termination of the Revolving Commitments in accordance with the terms hereof.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor or assignee thereof.

“Sale/Leaseback Transaction”: an arrangement relating to theater properties whether now owned or hereafter acquired whereby the Borrower or any of its Subsidiaries transfers such theater property to a Person (other than the Borrower or any of its Subsidiaries) and the Borrower or any of its Subsidiaries leases such theater property from such Person.

“Sanctions”: all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Screenvision Units”: the Class A and Class C membership units of SV Holdco, LLC owned by the Borrower as of June 17, 2015, and any additional units issued to the Borrower for no additional consideration, and any other Equity Interests into which such membership units are converted or exchanged.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Lenders, the Agents, the Qualified Counterparties and the Issuing Lender.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Control Agreement, the Collateral Trust Agreement and all other security documents hereafter delivered to the Administrative Agent or the Collateral Trustee granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Secured Notes”: the $230,000,000 in aggregate principal amount of the Borrower’s senior secured notes due 2023 issued pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Documents”: the collective reference to the Senior Secured Notes Indenture, the Senior Secured Notes Purchase Agreement, the Senior Secured Notes and related security documents.

“Senior Secured Notes Indenture”: the Indenture for the Senior Secured Notes, dated as of June 17, 2015, among the Borrower, as the issuer, the guarantors listed therein and Wells Fargo Bank, National Association as trustee.

“Senior Secured Notes Purchase Agreement”: the purchase agreement for the Senior Secured Notes, dated as of June 17, 2015, among the Borrower, as the issuer, the guarantors listed therein and J.P. Morgan Securities LLC, as initial purchaser.

“Snellville Property”: that certain real property owned by Carmike Cinemas, Inc. and located at 1150 Scenic Highway, Snellville, Georgia 30078.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) “assets” shall include, in the case of any Group Member, all rights and claims for contribution, subrogation and indemnification against any other Group Member.

“Specified Cash Management Agreement”: any Bank Product Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Cash Management Agreement provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Cash Management Agreements. The designation of any agreement as a Specified Cash Management Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement except as provided in Section 10.14.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement except as provided in Section 10.14.

“Specified Lease Obligations”: collectively, the Rave Lease Obligations, the Muvico Lease Obligations and the Hickory Creek Lease Obligations.

“Stated Maturity”: with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the first date it was incurred in compliance with the terms of this Agreement, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary”: as to any Person:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than (i) any Excluded Foreign Subsidiary or (ii) any non-Wholly Owned Subsidiary that is prohibited from becoming a Subsidiary Guarantor by the terms of any Requirement of Law (including any duties owed thereunder) binding on or applicable to such non-Wholly Owned Subsidiary or the holders of its Capital Stock.

“Syndication Agent”: as defined in the preamble to this Agreement.

“Theatre Completion”: any motion picture theatre or screen which was first opened for business by the Borrower or any of its Subsidiaries during any applicable period.

“Title Policies”: has the meaning specified in Schedule 6.13.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $50,000,000.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transaction”: the transactions contemplated by the Loan Documents and the Senior Secured Notes Documents.

“Transaction Costs”: the fees, costs and expenses payable by the Borrower or any of the Borrower’s Subsidiaries on or before the Closing Date in connection with the Transaction.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Voting Stock”: of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Weighted Average Yield”: with respect to any Indebtedness, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Indebtedness on such date and giving effect to all upfront or similar fees (but excluding underwriting, arrangement or similar fees) or original issue discount (based on the lesser of a four-year average life to maturity or the remaining life to maturity) payable with respect to such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder). The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) any lease that is treated as an operating lease for purposes of GAAP as of the Closing Date shall not solely as a result of any change in GAAP occurring after the Closing Date be treated as Capital Lease Obligations hereunder and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the Closing Date, that would be treated as an operating lease for purposes of GAAP as of the Closing Date shall not solely as a result of any change in GAAP occurring after the Closing Date be treated as Capital Lease Obligations hereunder) and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 2. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (such loans, together with any Incremental Revolving Loans, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.2.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 2.3 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to $1,000,000 or a whole multiple of $250,000 in excess thereof or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount; provided, that borrowings of Base Rate Loans pursuant to Section 2.9 shall not be subject to the foregoing minimum amounts. If no election as to the Type of Revolving Loan to be borrowed is specified, then the requested borrowing shall be of a Base Rate Loan. If no Interest Period is specified with respect to any requested borrowing of a Eurodollar Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. The Administrative Agent will, on the Borrowing Date, make available to the Borrower, by wire transfer of immediately available funds to a bank account designated by the Borrower in writing, the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders in immediately available funds.

2.3 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.4 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.5 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.8(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $100,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date; provided that any Letter of Credit with a term not greater than one-year may provide for the renewal thereof for additional periods in accordance with Section 2.5(b).

(b) The Issuing Lender shall send a request for approval of renewal of any renewable Letter of Credit to the Administrative Agent no later than the earlier of (a) thirty (30) days prior to the anniversary date of the date of the issuance of such Letter of Credit and (b) thirty (30) days prior to any non-renewal notice date set forth in such Letter of Credit. The Administrative Agent shall confirm that such renewal would not, after giving effect to such renewal, cause the Available Revolving Commitments to be less than zero (such confirmation to be delivered by the Administrative Agent to the Issuing Lender not less than twenty (20) days prior to (x) the anniversary date of the date of issuance of such Letter of Credit (in the event that Issuing Lender sent to the Administrative Agent the applicable request for confirmation pursuant to clause (a) of the immediately preceding sentence) or (y) the non-renewal notice date set forth in such Letter of Credit (in the event that the Issuing Lender sent to the Administrative Agent the applicable request for approval pursuant to clause (b) of the immediately preceding sentence)). Notwithstanding the foregoing, in no event shall the term of any such renewed Letter of Credit extend beyond the date that is five Business Days prior to the Revolving Termination Date.

(c) The Issuing Lender shall not at any time be obligated to cause the issuance of any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(d) Notwithstanding anything to the contrary contained herein, no Letter of Credit may expire after June 17, 2020 if, after giving effect thereto, the aggregate Revolving Commitments of the Extending Lenders (including any Assuming Lenders) for the period following June 17, 2020 would be less than the available amount of the Letters of Credit expiring after June 17, 2020.

2.6 Procedure for Issuance of Letter of Credit. (a) The Borrower may from time to time request that the Issuing Lender cause the issuance of a Letter of Credit by delivering to the Administrative Agent at its address for notices specified herein an Application therefor. Upon receipt of any Application, the Administrative Agent will notify the Issuing Lender of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application (in each case to be completed to the satisfaction of the Issuing Lender, and accompanied by such other certificates, documents and other papers and information as the Issuing Lender may reasonably request) and any certificate, document or other papers and information delivered to it in connection therewith in accordance with its customary procedures.

(b) Following the receipt of an Application as to which confirmation has been received by the Issuing Lender in accordance with Section 2.6(a), the Issuing Lender shall cause the Letter of Credit to be issued: (i) if such Application is received by the Issuing Lender at or prior to 3:00 P.M., New York City time, on a Business Day, three Business Days thereafter, or (ii) if such Application is received by the Issuing Lender after 3:00 P.M., New York City time, on a Business Day, four Business Days thereafter (such date of issuance, in either case, the “Issuing Date”). The original of such Letter of Credit may be issued to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall within one Business Day of the issuance of a Letter of Credit furnish to the Administrative Agent, which shall in turn promptly furnish to the Revolving Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(c) In the event that any Lender other than the JPMorgan Chase Bank, National Association becomes an Issuing Lender, each such Issuing Lender agrees that, unless otherwise requested by the Administrative Agent, such Issuing Lender shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit issued by such Issuing Lender during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), it being understood that such Issuing Lender shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Lender pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iv) on any Business Day on which the Borrower fails to reimburse any amount required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

2.7 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the date any Letter of Credit is issued. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit equal to 0.30% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the date any Letter of Credit is issued.

(b) In addition to the foregoing fees, the Borrower shall promptly pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit upon receipt of an invoice. The Issuing Lender will provide the Administrative Agent a copy of the Letter of Credit fees, charges and expenses charged by the Issuing Lender by facsimile or as otherwise agreed on or about the 10th Business Day of each month.

2.8 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to cause Letters of Credit to be issued hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.8(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum then applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.8(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

2.9 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 3.4(b) and (ii) thereafter, Section 3.4(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 2.8 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans could be made, pursuant to Section 2.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.

2.10 Obligations Absolute. The Borrower’s obligations under Section 2.9 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for (except to the extent found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender), and the Borrower’s Reimbursement Obligations under Section 2.9 shall not be affected by, among other things, (i) the validity, genuineness or lack of enforceability of documents or of any endorsements thereon without responsibility for further investigation and regardless of any notice or information to the contrary, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any statement therein being untrue or inaccurate in any respect, (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their related parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

2.11 Letter of Credit Payments. (a) If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(b) Promptly following presentment to the Issuing Lender by the beneficiary of any Letter of Credit (a) with respect to which the face amount of the Letter of Credit would be exceeded after giving effect to any draw thereunder or (b) that has expired (each, a “Credit Risk Discrepancy”), the Issuing Lender shall send notice of such Credit Risk Discrepancy to the Administrative Agent. No Letter of Credit with respect to which a Credit Risk Discrepancy exists (or would exist upon the Issuing Lender honoring such Letter of Credit) shall be honored unless such Credit Risk Discrepancy has been waived in writing by each of the Borrower and the Administrative Agent. If waived, the Administrative Agent shall provide notice of such written waiver to the Issuing Lender not later than two Business Days after the Issuing Lender provides notice to the Administrative Agent of such Credit Risk Discrepancy.

2.12 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.

2.13 Extension of Revolving Termination Date. (a) Subject to the requirements of Section 2.13(d) (including, without limitation, the requirement that Revolving Lenders having at least 60% of the Revolving Commitments shall consent), at least 45 days prior to the Revolving Termination Date, the Borrower, by written notice to the Administrative Agent (the date of any such notice, an “Extension Notice Date”), may request an extension of the Revolving Termination Date to a date specified by the Borrower (the “Extended Revolving Termination Date”), provided that no more than three (3) extensions may be effected pursuant to this Section 2.13. The Administrative Agent shall promptly notify each Revolving Lender of each such request, and each Revolving Lender shall in turn, in its sole discretion, not later than 10 Business Days after the Extension Notice Date, notify the Borrower and the Administrative Agent in writing as to whether such Lender will consent to such extension, such notice to be in substantially the form of Exhibit G hereto. If any Revolving Lender shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of the Revolving Termination Date within 10 Business Days after the Extension Notice Date, such Revolving Lender shall be deemed to be a Non-Extending Lender with respect to such request. The Administrative Agent shall notify the Borrower promptly of the decision of the Revolving Lenders regarding any such request for an extension of the Revolving Termination Date.

(b) If all the Revolving Lenders consent in writing to any request for an extension of the Revolving Termination Date in accordance with Section 2.13(a), the Revolving Termination Date shall, effective as of the date that is 30 days after the Extension Notice Date (such effective date, the “Extension Date”), be extended to the Extended Revolving Termination Date; provided that on the Extension Date, the applicable conditions set forth in Section 5 shall have been satisfied. If fewer than all of the Revolving Lenders consent in writing to any such request in accordance with Section 2.13(a), the Revolving Termination Date shall, subject to Section 2.13(d) (including, without limitation, the requirement that Revolving Lenders having at least 60% of the Revolving Commitments shall have consented) and effective as at the Extension Date, be extended only as to those Revolving Lenders that so consented (each, an “Extending Lender”) but shall not be extended as to any other Revolving Lender (each, a “Non-Extending Lender”). To the extent that the Revolving Termination Date is not extended as to any Revolving Lender pursuant to this Section 2.13 and the Revolving Commitment of such Revolving Lender is not assumed in accordance with Section 2.13(c) on or prior to the Extension Date, the Revolving Commitment of such Non-Extending Lender shall automatically terminate on the Revolving Termination Date then applicable to it, unless such Non-Extending Lender shall otherwise subsequently agree to extend its Revolving Commitment to the Extended Revolving Termination Date, in whole on the Revolving Termination Date without any further notice or other action by the Borrower, such Revolving Lender or any other Person; provided that such Non-Extending Lender’s rights under Sections 3.9, 3.10 and 10.5, and its obligations under Section 9.7, shall survive the Revolving Termination Date for such Revolving Lender as to matters occurring prior to such date. It is understood and agreed that no Revolving Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Revolving Termination Date.

(c) If fewer than all of the Revolving Lenders consent to any request for an extension of the Revolving Termination Date pursuant to Section 2.13(a), the Administrative Agent shall promptly notify the Extending Lenders, and each Extending Lender may, in its sole discretion, give written notice to the Administrative Agent not later than 10 days (or such lesser number of days as the Administrative Agent may agree to) prior to the Extension Date of the amount of the Non-Extending Lenders’ Revolving Commitments that it is willing to assume. If one or more Extending Lenders notify the Administrative Agent that they are willing to assume one or more Revolving Commitments in an aggregate amount that exceeds the Revolving Commitments of the Non-Extending Lenders, such Revolving Commitments shall be allocated among such Extending Lenders in such amounts as are agreed between the Borrower and the Administrative Agent. If after giving effect to the assignments of Revolving Commitments described above there remain any Revolving Commitments of Non-Extending Lenders, the Borrower may arrange for one or more Extending Lenders or other Eligible Assignees that agree to an extension of the Revolving Termination Date (each such Extending Lender pursuant to the immediately preceding sentence or this sentence and each such Eligible Assignee, an “Assuming Lender”) to assume, effective as of the Extension Date, any remaining Non-Extending Lenders’ Revolving Commitments and all of the obligations of such Non-Extending Lenders under this Agreement thereafter arising relating to such Revolving Commitments, without recourse to or warranty by, or expense to, such Non-Extending Lenders; provided that any assumptions of Non-Extending Lenders’ Revolving Commitments by any such Assuming Lender that is not an existing Revolving Lender shall require the consents of the Administrative Agent and the Issuing Lender (such consents not to be unreasonably withheld, conditioned or delayed); provided further, that the amount of the Revolving Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $5,000,000 (or such lesser amount as the Borrower and the Administrative Agent shall agree). The assumptions provided for in this Section 2.13(c) shall be subject to the conditions that:

(i) the Assuming Lenders shall have paid (or, in the case of any interest or fees, if it has been so agreed, the Borrower shall have paid) to the Non-Extending Lenders (A) the aggregate principal amount of, and any interest and fees accrued and unpaid to the Extension Date on, the outstanding Revolving Loans, if any, of the Non-Extending Lenders under the respective portions of their Revolving Commitments being assumed;

(ii) all additional costs, reimbursements, expense reimbursements and indemnities then due and payable to the Non-Extending Lenders under this Agreement in respect of such portions of their Revolving Commitments shall have been paid by the Borrower;

(iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 10.6(b) for such assignment shall have been paid by the Assuming Lender (or, if it has been so agreed, by the Borrower); and

(iv) the Assuming Lenders shall have assumed the L/C Obligations of the Non-Extending Lenders;

provided, further, that a Non-Extending Lender’s rights under Sections 3.9, 3.10 and 10.5, and its obligations under Section 9.7, shall survive any such assumption as to matters occurring prior to the date of substitution. On or prior to the Extension Date, (A) each Assuming Lender that is an Assignee but not an Extending Lender shall have delivered to the Borrower and the Administrative Agent an assumption agreement in substantially the form of Exhibit H (each, an “Assumption Agreement”) and (B) any Extending Lender assuming any Revolving Commitments shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Revolving Commitment. Upon the payment or prepayment of all amounts referred to above, the Assuming Lenders, as of the Extension Date, will be substituted for the Non-Extending Lenders under this Agreement to the extent of their assumed Revolving Commitments and shall be Lenders for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of the Non-Extending Lenders to such extent hereunder shall, by the provisions hereof, be released and discharged.

(d) If the Revolving Lenders (including Assignees who are Assuming Lenders) having at least 60% of the Revolving Commitments (after giving effect to any assumptions pursuant to Section 2.13(c)) consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) on or prior to the Extension Date, the Administrative Agent shall so notify the Borrower, and, upon satisfaction of the applicable conditions set forth in Section 5.2, the Revolving Termination Date shall be extended to the Extended Revolving Termination Date as described in Section 2.13(a) for each Extending Lender and each Assuming Lender, and all references in this Agreement to the “Revolving Termination Date” shall, with respect to each Extending Lender and each Assuming Lender, refer to the Extended Revolving Termination Date. Promptly following the Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the Revolving Termination Date and shall thereupon record in the Register the relevant information with respect to each Assuming Lender.

In connection with any extension of the Revolving Termination Date or any other Loan that from time to time may be provided hereunder, the applicable Loan Parties shall deliver, at their sole cost and expense, (i) amendments to each of the Mortgages (and the Administrative Agent is hereby directed by the Lenders to enter into such amendments) that has a maturity date prior to the then latest maturity date of any of the Loans so that the maturity date referenced in such Mortgages is extended to the then latest maturity date of any of the Loans (or such later date as may be advised by local counsel to the Administrative Agent), and (ii) title date down and modification endorsements to the Title Policies insuring such amendments and bringing the date of coverage of such Title Policies and all endorsements thereto forward to the date of recordation of the applicable Mortgage Amendments.

SECTION 3. GENERAL PROVISIONS APPLICABLE

TO LOANS AND LETTERS OF CREDIT

3.1 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, together with (except in the case of Revolving Loans that are Base Rate Loans unless the prepayment is made in connection with the termination of all Revolving Commitments hereunder) accrued interest to such date on the amount prepaid; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.10. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or in any event the amount of all outstanding Revolving Loans.

3.2 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

3.3 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $250,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

3.4 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

3.5 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.4(a).

3.6 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

3.7 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Revolving Lenders shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative

Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower. Nothing in this paragraph shall be deemed to limit the rights of the Borrower against any such Lender.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.8(a), 3.7(d), 3.7(e) or 9.7, then the Administrative Agent shall apply any amounts thereafter received by the Administrative Agent or the Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

3.8 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Non-Excluded Taxes covered by Section 3.9, (B) any net income taxes, franchise taxes or branch profits taxes described in the first sentence of Section 3.9(a), and (C) any taxes described in clauses (i) through (iii) of Section 3.9(a));

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, liquidity or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition (other than taxes);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy and liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an adoption of or a change in a “Requirement of Law” made subsequent to the date hereof, regardless of the date enacted, adopted, issued or implemented.

(c) A certificate setting forth in reasonable detail any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 3.8 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.9 Taxes. (a) All payments made by or on behalf of the Borrower or any other Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto), excluding net income taxes, franchise taxes (imposed in lieu of net income taxes) and branch profits taxes, in each case imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) or as a result of such Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder or under any other Loan Document, the amounts so payable to such Agent or such Lender by the applicable Loan Party shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts at the rates or in the amounts specified in this Agreement or such other Loan Document, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (f), (g), (h) or (l) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (other than pursuant to Sections 3.11 and 3.12), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph or (iii) that are United States withholding taxes imposed under FATCA. In addition to any obligations under Section 9.12, if any applicable law requires the deduction or withholding of any tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and if such tax is a Non-Excluded Tax (that is not a tax described in clauses (i) through (iii) above) or Other Tax, then the sum payable by the applicable Loan Party shall be increased as discussed above.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall jointly and severally indemnify each Agent or Lender, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes that are not described in clauses (i) through (iii) in Section 3.9(a) above (including such Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Agent or Lender or required to be withheld or deducted from a payment to such Agent or Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the nature and the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower or any other Loan Party, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt showing payment thereof or other evidence of payment reasonably satisfactory to such Person. If the Borrower or any other Loan Party fails to pay any Non-Excluded Taxes (other than taxes described in clause (i) through (iii) of Section 3.9(a)) or Other Taxes when due to the appropriate taxing authority or the Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any Non-Excluded Taxes and Other Taxes and any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such

Non-Excluded Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(e) relating to the maintenance of a Participant Register and (iii) any taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive in the absence of manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.9(g), (i) and (l) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(g) Each Lender (including any Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8BEN-E, Form W-8ECI, Form W-8IMY (together with all required attachments) or Form W-8EXP, or, in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, Form W-8BEN-E, Form W-8IMY or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).

(h) Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(i) Each Lender (including any Transferee) that is not a Non-U.S. Lender shall furnish to the Borrower and the Administrative Agent (or, in the case of a Participant, its participating Lender), on or prior to the date it becomes a party to this Agreement (or, in the case of a Participant, the date it acquires its participation), two accurate and complete originally executed copies of United States Internal Revenue Service Form W-9 (or successor form) establishing that such Lender is not subject to United States backup withholding.

(j) If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.9, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.9 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(k) The obligations of the Borrower pursuant to this Section 3.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(l) If a payment made to a Lender under this Agreement may be subject to United States federal withholding tax under FATCA, such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent to comply with its withholding obligations, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.9(l), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.10 Breakage Payments. In the event of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of

Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable Eurodollar Rate for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 3.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.11 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.8 or 3.9(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 3.8 or 3.9(a).

3.12 Replacement of Lenders. The Borrower shall, at its sole expense and effort, be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Sections 3.8 or 3.9(a), or (b) is a Non-Consenting Lender, or (c) becomes a Defaulting Lender hereunder, with a replacement financial institution that is an Eligible Assignee; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 3.11 so as to eliminate the continued need for payment of amounts owing pursuant to Sections 3.8 or 3.9(a), (iv) such replacement financial institution shall purchase, at par, all Loans and other amounts owing to, or accrued for the benefit of, such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 3.10 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Revolving Lender, shall be reasonably satisfactory to the Administrative Agent and, in the case of any replacement Revolving Lender, the Issuing Lender, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein); provided that any such replaced Lender shall be deemed to have consented to the assignment and delegation of its interests, rights and obligations if it does not execute and deliver an Assignment and Assumption to the Administrative Agent within one Business Day after having received a request therefor, (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Sections 3.8 or 3.9(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

3.13 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.13(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes.

3.14 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.10.

3.15 Incremental Facilities. (a) The Borrower may, by written notice to the Administrative Agent from time to time (i) request the establishment of up to three incremental term loan facilities (each, an “Incremental Term Loan Facility” and collectively, the “Incremental Term Loan Facilities”) in an aggregate amount, together with any Incremental Revolving Commitment, not to exceed the Incremental Amount and subject to the terms of Sections 3.15(b) and 3.15(e) below from one or more Incremental Term Loan Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans in their sole discretion and/or (ii) request an increase in the Revolving Commitments (an “Incremental Revolving Commitment” and, together with all Incremental Term Loan Facilities, the “Incremental Facilities”) in an aggregate amount not to exceed $50,000,000 and, together with any Incremental Term Loan Facilities, not to exceed the Incremental Amount and subject to the terms of Sections 3.15(c) and 3.15(e) below from one or more Incremental Revolving Lenders (which may include any existing Lender) willing to provide such Incremental Revolving Commitments in their own discretion; provided, that each Incremental Term Loan Lender and/or Incremental Revolving Lender, if not already a Revolving Lender hereunder, shall be (x) subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and, in the case of any such Incremental Revolving Lenders, the Issuing Lender and (y) an Eligible Assignee. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Commitments being requested (which shall be (1) with respect to Incremental Term Loans, in minimum amounts of $25,000,000 and in increments of $1,000,000 in excess thereof, (2) with respect to Incremental Revolving Commitments, in minimum amounts of $5,000,000 and increments of $1,000,000 in excess thereof, or (3)

equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Commitments are requested to become effective (the “Increased Amount Date”), and (iii) pro forma financial statements demonstrating compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.1 and the requirement set forth in Section 3.15(e)(iv) after giving effect to such Incremental Term Loan Commitments and/or Incremental Revolving Commitments and the Loans to be made thereunder (without netting any cash proceeds thereof or of any Incremental Term Loan Facility for purposes of clause (a) of the definition of Consolidated First Lien Leverage Ratio) and the application of the proceeds therefrom (including by giving pro forma effect to any permitted Investments financed thereby) as if made and applied on the date of the most-recent financial statements of the Borrower delivered pursuant to Section 6.1.

(b) The Borrower and each Incremental Term Loan Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Loan Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loan Commitments to be requested thereunder; provided, that, without the prior written consent of the Required Lenders, (i) no proceeds of any Loans made on the closing date of any Incremental Term Loan Commitments shall be used to make any Restricted Payment, (ii) subject to Section 3.15(b)(v), the terms and conditions of any such Incremental Term Loans (other than terms affecting Weighted Average Yield of such Incremental Term Loans) shall be no less favorable or more restrictive in any material respect as to the Borrower or any of its Subsidiaries than the terms of the Revolving Facility unless such terms and conditions of the Revolving Facility are amended on or prior to the relevant Increased Amount Date so that the terms of the Revolving Facility are consistent in all material respects with the terms and conditions of such Incremental Term Loans, (iii) the Weighted Average Life to Maturity of all Incremental Term Loans of any series shall be no shorter than the Weighted Average Life to Maturity of the Revolving Loans or any of the then existing Incremental Term Loans (if any) (whichever is longest), (iv) the applicable maturity date of each series of Incremental Term Loans shall be no shorter than the latest of the final maturity of the Revolving Loans or any of the then existing Incremental Term Loans (if any), (v) the Weighted Average Yield applicable to the Incremental Term Loans of each series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Assumption Agreement; provided, however, that the Weighted Average Yield applicable to the Incremental Term Loans of each series shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Revolving Loans and the then existing Incremental Term Loans (if any), plus 0.50% per annum unless the interest rates with respect to the Revolving Loans or the then existing Incremental Term Loans, as applicable, are increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Revolving Loans and the then existing Incremental Term Loans, as applicable, to equal the Weighted Average Yield then applicable to the Incremental Term Loans, less 0.50% per annum and (vi) with respect to the initial Incremental Term Loan and initial Incremental Term Loan Commitments incurred pursuant to this Section 3.15, all other terms of if not consistent with the terms of the Revolving Loans must be reasonably acceptable to the Administrative Agent and the Majority Revolving Lenders (as determined without having regard to the commitments of the Lenders with respect to the relevant Incremental Term Loans). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended (or amended and restated) to the extent necessary (as determined by the Administrative Agent and the Majority Revolving Lenders acting reasonably) to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby. Any such amendment (or amendment and restatement) may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) The Borrower and each Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Commitment of such Incremental Revolving Lender. The terms of any Incremental Revolving Commitments shall be identical to those with respect to the existing Revolving Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended (or amended and restated) to the extent necessary (as determined by the Administrative Agent and the Majority Revolving Lenders acting reasonably) to reflect the existence and terms of the Incremental Revolving Commitments evidenced thereby. Any such amendment (or amendment and restatement) may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(d) Upon any Increased Amount Date on which Incremental Revolving Commitments are effected through an increase in the Revolving Commitments pursuant to this Section 3.15, (i) each of the Revolving Lenders shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the Revolving Commitments, (ii) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (iii) each Incremental Revolving Lender shall become a Revolving Lender with respect to the Incremental Revolving Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) Notwithstanding the foregoing, no Incremental Facility shall become effective under this Section 3.15 unless (i) on the date of such effectiveness, the conditions set forth in Section 5.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Closing Date under Section 5.1 and such additional documents and filings (including amendments to the Mortgages (the “Mortgage Amendments”) and amendments to the other Security Documents and title date down and modification endorsements to the Title Policies insuring such Mortgage Amendments and bringing the date of coverage of such Title Policies and all endorsements thereto forward to the date of recordation of the applicable Mortgage Amendments) as the Administrative Agent may reasonably require to assure that the Incremental Facilities are secured by the Collateral ratably with the existing Revolving Loans or existing Incremental Facilities (as applicable), (iii) the Borrower and its Subsidiaries would be in compliance with the financial covenants set forth in Section 7.1 on a Pro

Forma Basis after giving effect to such Incremental Facilities and the Loans to be made thereunder (and assuming a full drawing of any such Incremental Revolving Commitments (but without netting any cash proceeds thereof or of any Incremental Term Loan Facility for purposes of clause (a) of the definition of Consolidated First Lien Leverage Ratio)) and the application of the proceeds therefrom as if made and applied on such date and (iv) the Consolidated First Lien Leverage Ratio does not exceed 2.00 to 1.00 on a Pro Forma Basis after giving effect to such Incremental Facilities and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

3.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.3;

(b) the Aggregate Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders or the Majority Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Letter of Credit is outstanding at the time a Lender becomes a Defaulting Lender then (i) to the extent that, after giving effect to the reallocation described in this clause (i), (x) the total Revolving Extensions of Credit (other than any Revolving Extensions of Credit constituting outstanding Revolving Loans made by any Defaulting Lender but including each Defaulting Lender’s L/C Obligation as determined prior to giving effect to other provisions of this Section 3.16) does not exceed the Total Revolving Commitments (excluding the Revolving Commitment of any Defaulting Lender except to the extent of any outstanding Revolving Loans of such Defaulting Lender) and (y) the conditions set forth in Section 5.2 are satisfied at such time, all or any part of the L/C Obligation shall be reallocated among all non-Defaulting Lenders by disregarding the Revolving Commitments of all Defaulting Lenders for purposes of calculating each non-Defaulting Lender’s Aggregate Exposure Percentage (in which case, the Aggregate Exposure Percentage of each Defaulting Lender for purposes of determining such Defaulting Lender’s L/C Obligation shall be deemed to be zero), and (ii) to the extent the reallocation described in the preceding clause (i) cannot be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s L/C Obligation (after giving effect to any partial reallocation pursuant to clause (i)) in accordance with the procedures set forth in this Agreement for so long as such L/C Obligation is outstanding;

(d) (i) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to Section 3.16(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.7(a) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(ii) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to Section 3.16(c), then the fees payable to the Lenders pursuant to Section 2.3(a) and Section 2.7(a) shall be adjusted proportionately to reflect such reallocation; and

(iii) if any Defaulting Lender’s L/C Obligations are neither cash collateralized nor reallocated pursuant to Section 3.16(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.7(a) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated;

(e) for purposes of determining the amount of the Total Revolving Commitments for purposes of Section 2.5 (but not Section 2.1), the Revolving Commitment of each Defaulting Lender shall be excluded therefrom (other than any portion of such Revolving Commitment pursuant to which there is then outstanding a Revolving Loan from such Defaulting Lender), and, for avoidance of doubt, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or the Borrower has provided cash collateral in respect of the exposure of such Defaulting Lender satisfactory to it; and

(f) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7(a)), other than under Section 3.12, shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by the Issuing Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing participating interest in any Letter of Credit then outstanding, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans or Letters of Credit made or issued thereafter under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letter of Credit disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Aggregate Exposure Percentage.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents, the Lenders and the Issuing Lender to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent, each Lender and the Issuing Lender that:

4.1 Financial Condition. The audited consolidated balance sheets of the Borrower as at December 31, 2012, December 31, 2013 and December 31, 2014 and the related consolidated statements of income and of cash flows for the fiscal years ended on December 31, 2012, December 31, 2013 and December 31, 2014, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such dates, and the consolidated results of its operations and its consolidated cash flows for the fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2014 to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or property.

4.2 No Change. Since December 31, 2014, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of clauses (c) and (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect except as otherwise noted on such Schedule 4.4 and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Material Group Member has title in fee simple to, or a valid leasehold interest in, all its material real property currently used in its business, and good title to, or a valid leasehold interest in, all its other material property currently used in its business, excluding minor defects in title that do not interfere with the use of such real or personal property for their intended purposes, and none of such property is subject to any Lien, except as permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member owns or is licensed to use or otherwise has the right to use all of the Intellectual Property, free of material Liens (other than Liens permitted pursuant to Section 7.3), necessary for the conduct of its business in all material respects as currently conducted. Any Intellectual Property necessary for the conduct of its business in all material respects as currently conducted that is owned or exclusively licensed by any Group Member is valid, subsisting, unexpired and enforceable, and has not been abandoned. No claim, litigation, investigation or other proceeding has been asserted, is pending, or to the knowledge of the Borrower, is threatened by any Person involving any Intellectual Property owned or exclusively licensed by any Group Member, nor does the Borrower know of any valid basis for the same, in any case where such claim, litigation, investigation or other proceeding could reasonably be expected to have a Material Adverse Effect. The conduct of each Group Member’s business does not infringe, misappropriate, dilute or violate any rights held by any other Person, and to the Borrower’s knowledge, each Group Member’s Intellectual Property is not being infringed, misappropriated, diluted or violated by any other Person, in any case where any such infringement, misappropriation or violation could reasonably be expected to have a Material Adverse Effect. Each Group Member takes commercially reasonable steps to maintain and protect its Intellectual Property that is material to the conduct of its business.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or charge, the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim out of which a tax Lien could reasonably be expected to arise is being asserted, with respect to any such tax, fee or other charge, except any such Lien being contested as aforesaid as to which sale or other enforcement action has been stayed as a result of such contest.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (a) there are no strikes, work stoppages, slowdowns, lockouts or other labor disputes against or involving any Group Member existing, pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member. As of the Closing Date, except as set forth on Schedule 4.12, (i) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member or any Subsidiary of any Group Member, (ii) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member or any Subsidiary of any Group Member and (iii) to the knowledge of the Borrower, no such representative has sought certification or recognition with respect to any employee of any Group Member or any Subsidiary of any Group Member.

4.13 ERISA. As of the date of this Agreement, there are no Plans or Multiemployer Plans that are subject to the laws of any jurisdiction outside the United States. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (a) each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (b) there are no existing or pending (or to the knowledge of Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan to which any Group Member has incurred or otherwise has an obligation or any Liability; (c) no Reportable Event or non-exempt Prohibited Transaction has occurred; (d) prior to the effective date of the PPA, no “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA), and on and after the effective date of the PPA, no failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 or ERISA) with respect to any Plan, whether or not waived, has occurred; (e) there has been no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan, or failure by Borrower or any Commonly Controlled Entity to make a required contribution to a Multiemployer Plan; (f) neither the Borrower nor any Commonly Controlled Entity has incurred any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (g) there has been no determination that any Plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) neither the Borrower nor any Commonly Controlled Entity has received any notice from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (i) neither the Borrower nor any Commonly Controlled Entity has incurred any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (j) neither the Borrower nor any Commonly Controlled Entity has received any notice, or sent any notice to any Multiemployer Plan, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent, in Reorganization or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA; and (k) neither the Borrower nor any Commonly Controlled Entity has withdrawn from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as set forth on Schedule 4.15 or otherwise disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

4.16 Use of Proceeds. The proceeds of the Revolving Loans shall be used together with the proceeds of the Letters of Credit for any general corporate purposes (including the refinancing of existing debt outstanding under the credit agreement referred to in Section 5.1(c)).

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law, result in costs to the Borrower, or impair the value of the Properties;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, result in costs to the Borrower, or impair the value of the Properties;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law or relating to Materials of Environmental Concern to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law or relating to Materials of Environmental Concern with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, result in costs to the Borrower, or impair the value of the Properties;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed, by contract or by operation of law, any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock (as defined in the Guarantee and Collateral Agreement), when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on

Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), and the other actions specified in the Guarantee and Collateral Agreement are taken, the Guarantee and Collateral Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof as contemplated by the Guarantee and Collateral Agreement, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b) Each of the Mortgages is effective to create in favor of the Secured Parties a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b)(i), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Secured Indebtedness (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens and other encumbrances and matters affecting title thereto as permitted by Section 7.3). Schedule 4.19(b)(ii) lists, as of the Closing Date, each movie theatre property that is owned or leased by any Loan Party, in each case located in the United States and held by the Borrower or any of its Subsidiaries.

4.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the Flood Insurance Laws, unless flood insurance of the type described in clause (iii) of Part 1 of Schedule 6.13 has been provided with respect to such property.

4.22 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from any credit facility established hereby, is a Sanctioned Person. No borrowing hereunder or Letter of Credit, use of proceeds or other transaction contemplated by the Transaction will violate any Anti-Corruption Law or applicable Sanctions that are applicable to (i) any Loan Party or (ii) to the Borrower’s knowledge, the Agents, the Lenders or the Issuing Lender.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Collateral Trust Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, the Syndication Agent, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor; (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party; (iv) the Control Agreement, executed and delivered by the parties thereto; and (v) the Collateral Trust Agreement, executed and delivered by the parties thereto.

(b) Consummation of Transactions Contemplated by Senior Secured Notes Documents. (w) The aggregate proceeds of the Senior Secured Notes, the initial borrowings under this Agreement and the Borrower’s available cash on hand shall be sufficient to refinance all Indebtedness outstanding under the credit agreement described in Section 5.1(c) and to pay the Transaction Costs, (x) the Senior Secured Notes shall have been issued, or shall be issued concurrently with the initial borrowings under this Agreement, (y) all conditions to the issuance of the Senior Secured Notes set forth in the Senior Secured Notes Indenture shall have been satisfied or the fulfillment of any such conditions shall have been waived (which waiver, to the extent adverse in any material respect to the Lenders, shall have been approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed) and (z) the Administrative Agent shall have received a fully executed or conformed copy of each Senior Secured Notes Document and any documents executed in connection therewith.

(c) Termination of Existing Credit Facility. The Administrative Agent shall have received satisfactory evidence that all amounts outstanding under the Credit Agreement, dated as of April 27, 2012 (as amended), among the Borrower, the several lenders parties thereto, Macquarie Capital (USA) Inc., as sole lead arranger and sole bookrunner, and Macquarie US Trading LLC, as administrative agent and syndication agent, shall have been repaid, all commitments thereunder shall have been terminated and all liens securing and all guarantees supporting such facilities shall have been terminated, or agreed to be terminated pursuant to a pay-off letter reasonably satisfactory to the Administrative Agent.

(d) Financial Statements. The Lenders shall have received the financial statements described in Section 4.1 and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower.

(e) Approvals. All governmental and material third party approvals necessary or, in the reasonable judgment of the Administrative Agent, advisable in connection with the financing contemplated hereby shall have been obtained and be in full force and effect (excluding consents of landlords where, despite the commercially reasonable efforts of the Borrower, such consents and other documentation required for collateral security to be granted in favor of the Administrative Agent in respect of the relevant leased property shall not be obtained as of the Closing Date).

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(g) Fees. The Lenders and the Agents shall have received all fees required to be paid and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments including the certificate or articles of organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of King & Spalding LLP, counsel to the Borrower and its Subsidiaries; and

(ii) the legal opinion of local counsel in each jurisdiction in which a Group Member is organized (except with respect to the jurisdiction of organization of any immaterial Group Member to the extent agreed to by the Administrative Agent in its discretion) and of such other special and local counsel as may be reasonably required by the Administrative Agent.

Each such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and shall be reasonably acceptable to the Administrative Agent.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) [Reserved].

(l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(m) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower as to the solvency of the Borrower and Subsidiaries after giving effect to the financing contemplated herein, in a form reasonably satisfactory to the Administrative Agent.

(n) Environmental Condition. The Borrower shall have made available to the Administrative Agent the Borrower’s existing information as to, and the Administrative Agent shall be reasonably satisfied with, the environmental condition of the real property owned or leased by the Borrower and its Subsidiaries.

(o) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the Guarantee and Collateral Agreement.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) and any extension of the Revolving Termination Date pursuant to Section 2.13 is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(b) Pro Forma Covenant Compliance. The Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.1 on a Pro Forma Basis after giving effect to the extensions of credit requested to be made on such date and the application of the proceeds thereof; provided that with respect to the Consolidated First Lien Leverage Ratio set forth in Section 7.1, if the proceeds of the Revolving Facility or any Incremental Term Loans are intended to be applied to finance a permitted acquisition, the Borrower and its Subsidiaries shall be in compliance with a Consolidated First Lien Leverage Ratio that is 0.25x lower than the level set forth in Section 7.1.

(c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d) Borrowing Notice. The Administrative Agent shall have received a fully executed borrowing notice in accordance with Section 2.2, or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Lender and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit in accordance with Section 2.6(a).

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder and any extension of the Revolving Termination Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception or explanatory paragraph, or qualification or exception or explanatory paragraph arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein).

Documents required to be delivered pursuant to this Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered to each Lender on the date on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender upon written request of Administrative Agent or such Lender.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (i), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a written statement of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of the existence of any Default or Event of Default, except as specified in such statement (it being understood that such examination will have extended only to financial accounting matters and that no special or separate inquiry or review will have been made with respect to the existence of any Defaults or Events of Default), unless applicable professional standards or practices preclude such accountants from furnishing such written statement;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and stating that to the knowledge of the Responsible Officer no Default or Event of Default has occurred and is continuing except as described in reasonable detail in such Compliance Certificate, and (y) to the extent not previously disclosed to the Administrative Agent (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property developed or acquired by any Loan Party which is registered in, issued by, or applied for in the United States Patent and Trademark Office, the United States Copyright Office, or any similar office or registry anywhere in the world, as well as a list of any “intent-to-use” trademark applications owned by a Loan Party for which it has filed a statement of use or amendment to allege use with respect thereto since the delivery of the previous list of Intellectual Property pursuant to this Section 6.2(b) (or, in the case of the first such report so delivered, since the Closing Date), and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith based on the assumptions set forth therein and other assumptions in each case believed by the Borrower to be reasonable at such time (it being understood that the Projections and other forward looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurances can be given that any particular projections or results will be realized, and that actual results may differ and that such differences may be material);

(d) if the Borrower is not then a reporting company or otherwise complying with reporting company requirements under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower, or 90 days, in the case of the last fiscal quarter of any fiscal year, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any documentation governing Junior Debt;

(f) within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within three Business Days after the same are filed, notice of the filing of all periodic reports that the Borrower may make to, or file with, the SEC;

(g) promptly upon receipt thereof, copies of all management letters and similar reports and documents submitted to the Borrower by independent accountants in connection with any annual or interim audit of the books of the Borrower made by such accountants;

(h) promptly upon effectiveness thereof, copies of any agreements between the Borrower or any Subsidiary and Screenvision Cinema National, LLC (or any affiliate or successor thereto) and any material amendment, supplement, waiver or other modification of such agreements; provided that nothing herein shall be deemed to require delivery by the Borrower or any such Subsidiary of any documents or information in breach or violation of any confidentiality or other non-disclosure agreement that may be in effect with respect to such documents or information; and

(i) promptly, such additional financial and other information as any Lender, through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered to each Lender on the date on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender upon written request of Administrative Agent or such Lender.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability, business interruption and flood insurance with respect to any applicable Mortgaged Property as required hereunder and under applicable law) as are customarily insured against in the same general area by companies engaged in the same or a similar business, in each case giving effect to reasonable self-insurance levels and deductibles.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b) Permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours upon reasonable prior notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, provided, that the Borrower is provided reasonable prior notice of any discussions with such accountants and is afforded an opportunity to participate in such discussions.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $2,000,000 or more and not covered by insurance, (ii) in which material injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) any of the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event or non-exempt Prohibited Transaction, (ii) a failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), with respect to a Plan, whether or not waived, or a filing, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iii) a failure by the Borrower or any Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan, or a failure by Borrower or any Commonly Controlled Entity to make a required contribution to a Multiemployer Plan; (iv) the incurrence by the Borrower or any Commonly Controlled Entity of liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the creation of any Lien in favor of the PBGC or any Plan; (v) the determination that any Plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (vi) the receipt by Borrower or any Commonly Controlled Entity of any notice from the PBGC or a plan administrator relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (vii) the incurrence by the Borrower or any Commonly Controlled Entity of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (viii) the receipt by the Borrower or any Commonly Controlled Entity of any notice, or sending by the Borrower or any Commonly Controlled Entity of any notice to any Multiemployer Plan, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent, in Reorganization, or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA; or (ix) the withdrawal by the Borrower or any Commonly Controlled Entity from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(e) copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided, that if the Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor, as the case may be, of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower and/or its Commonly Controlled Entities shall promptly make a request for such documents or notices from such administrator or sponsor, as the case may be, and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and provided, further, that the rights granted to the Administrative Agent in this Section shall be exercised not more than once during a 12-month period; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case where failure to so comply could reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where any such requirements or compliance is being contested in good faith by appropriate proceedings.

6.9 Landlord Consents. The Borrower will use commercially reasonable efforts to obtain from landlords of ground leased real property leased by such Loan Party consents and other documentation (including, without limitation, recorded leases or recorded memoranda of leases) reasonably satisfactory to the Administrative Agent for the grant of leasehold Mortgages on such properties and the recordation of such Mortgages, in each case as may be required herein. To the extent any leasehold Mortgage cannot be recorded on the Closing Date, the Borrower will use commercially reasonable efforts to do or cause to be done all acts and things that may be required to have all such Mortgages recorded no later than (i) 15 days after the date of this Agreement with respect to recording any such Mortgage on ground leased real property delivered on the date of this Agreement and (ii) 120 days after the date of this Agreement with respect to delivering and recording any Mortgage on ground leased real property leased as of the Closing Date that is delivered after the date of this Agreement.

6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below and (y) property acquired by any Excluded Foreign Subsidiary) as to which the Collateral Trustee, for the benefit of the Lenders and the Administrative Agent and any other Priority Lien Secured Parties (as defined in the Collateral Trust Agreement), does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Trustee and the Administrative Agent such agreements and documents, and take such other actions, as may be required by the terms and conditions of the Guarantee and Collateral Agreement, that the Collateral Trustee or the Administrative Agent reasonably deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Lenders and the Administrative Agent and any other Priority Lien Secured Parties, a security interest in such property to the extent required by the terms and conditions of the Guarantee and Collateral Agreement, and (ii) take all actions necessary or reasonably advisable to grant to the Collateral Trustee, for the benefit of the Lenders and the Administrative Agent and any other Priority Lien Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent. Notwithstanding the foregoing, no such actions shall be required in respect of assets as to which the Administrative Agent shall determine in the exercise of its reasonable credit judgment that the costs of obtaining a Lien thereon are excessive in relation to the value of the security to be afforded thereby.

(b) With respect to (i) any fee interest in any real property acquired in one or a series of transactions after the Closing Date by the Borrower or any other Loan Party (including any such real property owned by any new Subsidiary Guarantor acquired after the Closing Date and excluding any such real property owned by an Excluded Foreign Subsidiary), (ii) subject to the related Loan Party obtaining the required landlord consent and other documentation (including, without limitation, recorded leases or recorded memoranda of leases) (provided that each Loan Party shall use commercially reasonable efforts to obtain such consent and other documentation), any ground lease interest in any real property acquired or leased (including any ground lease property interest owned by any new Subsidiary Guarantor acquired after the Closing Date or any ground lease property interest with respect to which a required landlord consent is granted after the Closing Date) in one or a series of transactions after the Closing Date by the Borrower or any other Loan Party, and (iii) the Snellville Property, to the extent a sale and leaseback transaction permitted under Section 7.10 is not consummated on or prior to September 1, 2015, no later than 90 days after the date the applicable interest in real property is acquired (or with respect to the Snellville Property, November 30, 2015 and in each case or such later date as agreed to by the Administrative Agent in its sole discretion) (1) execute and deliver a first priority Mortgage (or leasehold Mortgage, as applicable) in favor of the Collateral Trustee, for the benefit of the Priority Lien Secured Parties (as defined in the Collateral Trust Agreement), covering such real property or ground lease interest, (2) if requested by the Administrative Agent, provide the Collateral Trustee with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price or construction cost of such real property or ground lease interest (or such other amount as shall be reasonably specified by the Administrative Agent, but in no event in excess of the insurable value thereof) and (y) any consents, waivers or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage (or leasehold Mortgage, as applicable) and that the Borrower can obtain using commercially reasonable efforts, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (3) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (4) comply with Part 1 of Schedule 6.13 with respect to such Mortgaged Property. Notwithstanding the foregoing, no such actions shall be required in respect of such real property or ground lease interest having a Fair Market Value less than $1,000,000 or as to which (i) the Administrative Agent shall otherwise determine in the exercise of its reasonable credit judgment that the costs of obtaining a Lien thereon are excessive in relation to the value of the security to be afforded thereby, or (ii) at the Administrative Agent’s discretion to the extent such real property is located in a flood zone; provided that the Administrative Agent may subsequently, upon giving notice to the Borrower, elect to no longer exclude real property previously excluded pursuant to this clause (ii) from the requirements set forth in this Section 6.10(b) and, upon such election, the Borrower shall comply with Part 1 of Schedule 6.13 with respect to Mortgaged Property as though such real property had been newly acquired on the date of such election.

(c) With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or an Immaterial Subsidiary), or any other Subsidiary designated by the Borrower to become a Subsidiary Guarantor, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Lenders and the Administrative Agent, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Collateral Trustee the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Collateral Trustee for the benefit of the Lenders and the Administrative Agent a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit F, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, no such actions shall be required in respect of such assets as to which the Administrative Agent shall determine in the exercise of its reasonable credit judgment that the costs of obtaining a Lien thereon are excessive in relation to the value of the security to be afforded thereby.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Trustee such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Lenders and the Administrative Agent, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Capital Stock and 100% of the total outstanding non-voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, as reasonably determined by the Administrative Agent, desirable to perfect the Collateral Trustee’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, no such actions shall be required in respect of such assets as to which the Administrative Agent shall determine in the exercise of its reasonable credit judgment that the costs of obtaining a Lien thereon are excessive in relation to the value of the security to be afforded thereby.

6.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents (including, without limitation, mortgages, deeds of trust, deeds to secure debt or similar security instruments or amendments thereto), and take all such actions (including, without limitation, the filing or recordation of mortgages, deeds of trust, deeds to secure debt or similar security instruments or amendments thereto), as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of perfecting or renewing the rights of the Collateral Trustee and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Collateral Trustee, the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Collateral Trustee, the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.12 Cash Management. The Borrower shall cause all theater revenues to be deposited into deposit accounts maintained by it or any of its Subsidiaries and all funds contained in such deposit accounts to be swept not less frequently than once per week into the Borrower’s principal concentration deposit account, which shall be subject to the Control Agreement.

6.13 Post-Closing Requirements. On or prior to the dates set forth in Schedule 6.13, the Borrower shall ensure the items described on Schedule 6.13 are completed to the extent such items are not completed as of the Closing Date.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenant. So long as at any time there are any outstanding Revolving Loans or L/C Obligations, permit (1) the Consolidated First Lien Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 3.00 to 1.00 or (2) the Consolidated Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 5.50 to 1.00.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness (or issue any Disqualified Stock, or permit any Subsidiary to issue any preferred Capital Stock), except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of any Loan Party pursuant to the Senior Secured Notes, and the Specified Lease Obligations, in each case together with any Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary or Non-Guarantor Subsidiary to any Foreign Subsidiary or Non-Guarantor Subsidiary and (iv) of any Foreign Subsidiary or Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor;

(d) Indebtedness represented by Guarantees of Indebtedness of the Borrower or any Subsidiary to the extent that such guaranteed Indebtedness was permitted to be incurred by another provision of this Section 7.2; provided that if the Indebtedness being guaranteed is subordinated to the Loans, then the Guarantee must be subordinated to the Loans to the same extent as the Indebtedness guaranteed;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(e) and any Permitted Refinancing Indebtedness in respect thereof;

(f) any Indebtedness represented by deferred compensation obligations to employees of the Borrower or its Subsidiaries incurred in the ordinary course of business;

(g) any Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Borrower or any of its Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (g), not to exceed $50,000,000 at any time outstanding;

(h) Hedge Agreements permitted under Section 7.11;

(i) Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earn-out obligations or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any Subsidiary pursuant to such agreements, in connection with permitted acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;

(j) Indebtedness that may be deemed to exist pursuant to any guaranties, letters of credit, performance, surety, statutory or appeal bonds or similar obligations, or workers’ compensation or self-insurance obligations, or financing of insurance premiums, incurred in the ordinary course of business;

(k) Indebtedness in respect of netting services, overdraft protection and otherwise in connection with deposit accounts and other Bank Product Obligations;

(l) guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries, and customary take-or-pay obligations contained in supply agreements;

(m) Indebtedness of the Borrower or any of its Subsidiaries, in addition to that described in clauses (a) through (l) above, that, at the time incurred or assumed, is permitted to be incurred or assumed under Section 4.09 of the Senior Secured Notes Indenture as in effect on the date hereof in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $50,000,000; provided that such Indebtedness (x) may be unsecured, (y) may be secured by a Lien on Collateral, in which case such Lien shall be junior to the Lien on such Collateral securing the Obligations and the representative of the holders of any such Indebtedness shall bind such holders to the Collateral Trust Agreement as holders of Parity Lien Debt Obligations (as defined in the Collateral Trust Agreement) by becoming a party thereto as a Parity Lien Debt Representative (as defined in the Collateral Trust Agreement) or (z) may be secured by assets not constituting Collateral pursuant to Section 7.3(s) hereof (the “General Debt Basket”); provided further that the aggregate principal amount of Indebtedness permitted by this Section 7.2(m) to be incurred by Subsidiaries of the Borrower that are not Guarantors shall not exceed $10,000,000;

(n) Indebtedness of the Borrower or any of its Subsidiaries that, so long as the Consolidated Total Leverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been no greater than 5.25 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been incurred, and the net proceeds therefrom applied, at the beginning of such four-quarter period; provided, that Indebtedness under this subsection (n) may only be incurred or assumed if (a) no Default or Event of Default has occurred and is continuing, (b) the applicable maturity date of such Indebtedness shall be no earlier than the latest of the final maturity of the Revolving Loans or any of the then existing Incremental Term Loans (if any), (c) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Revolving Loans or any of the then existing Incremental Term Loans (if any) (whichever is longest) and (d) the General Debt Basket has been fully utilized; provided further that any such Indebtedness (x) may be unsecured or (y) may be secured by a Lien on any Collateral, in which case such Lien shall be junior to the Lien on such Collateral securing the Obligations and the representative of the holders of any such Indebtedness shall bind such holders to the Collateral Trust Agreement as holders of Parity Lien Debt Obligations (as defined in the Collateral Trust Agreement) by becoming a party thereto as a Parity Lien Debt Representative (as defined in the Collateral Trust Agreement); provided further that the aggregate principal amount of Indebtedness permitted by this Section 7.2(n) to be incurred by Subsidiaries of the Borrower that are not Guarantors shall not exceed $10,000,000.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments and other governmental charges and claims not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, and other insurance liabilities;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including letters of credit issued to assure payment of the foregoing) incurred in the ordinary course of business;

(e) survey exceptions, easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date of this Agreement listed on Schedule 7.3(f) securing the Indebtedness described in Section 7.2(e), provided that no such Lien is spread to cover any additional property after the date of this Agreement and that the amount of Indebtedness secured thereby is not increased;

(g) [Intentionally Omitted];

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under (A) any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased and (B) any lease evidencing any Specified Lease Obligations;

(j) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement otherwise permitted hereby;

(k) purported Liens evidenced by the filing of precautionary UCC financing statements relating to operating leases, bailments and consignments of personal property entered into in the ordinary course of business;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) non-exclusive licenses of patents, trademarks, copyrights, and other Intellectual Property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(n) Liens in effect as of the Closing Date on furniture, trade fixtures, equipment and other tangible property in favor of landlords and lessors of theatre facilities to secure obligations owing under the leases for such theatre facilities, provided that such Liens apply only to tangible property located at such leased facilities;

(o) Liens in respect of judgments or other legal process that do not constitute an Event of Default pursuant to Section 8;

(p) customary rights of setoff, banker’s liens, and similar rights in favor of a bank or other financial institution arising as a matter of law or pursuant to customary account arrangements;

(q) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(r) the rights of film distributors under film licensing contracts entered into by the Borrower or any Subsidiary in the ordinary course of business on a basis customary in the movie exhibition industry;

(s) Liens (other than Priority Debt Liens and Parity Debt Liens (as defined in the Collateral Trust Agreement)) to secure any Indebtedness that was incurred pursuant to (x) Section 4.09(b)(1) of the Senior Secured Notes Indenture as in effect on the date hereof and Section 7.2(m) hereof or (y) Section 7.2(g) hereof; provided that no such Lien is spread to cover any additional property and that the amount of such Indebtedness secured thereby is not increased;

(t) Liens consisting of Parity Debt Liens (as defined in the Collateral Trust Agreement) to secure the obligations and liabilities of any Loan Party under the Senior Secured Notes; provided that the priority of such Liens shall be subject to any Liens securing the Obligations pursuant to the Collateral Trust Agreement and the trustee of the Senior Secured Notes shall bind the holders of the Senior Secured Notes as holders of Parity Lien Debt Obligations (as defined in the Collateral Trust Agreement) to the Collateral Trust Agreement by becoming a party thereto as a Parity Lien Debt Representative (as defined in the Collateral Trust Agreement); and

(u) Liens to secure the obligations and liabilities of any Loan Party incurred or assumed under Indebtedness permitted under Sections 7.2(m) and (n) and permitted to be secured pursuant to clause (y) of the proviso to Section 7.2(m) and clause (y) of the second proviso to Section 7.2(n), respectively; provided, that such Liens (i) are created, incurred or assumed substantially simultaneously with the incurrence of such Indebtedness, (ii) at the time such Liens are created, incurred or assumed to secure such Indebtedness, such Liens are permitted to be created, incurred or assumed under Section 4.12 of the Senior Secured Notes Indenture as in effect on the date hereof and (iii) the representative for the holders of the Indebtedness secured by such Liens shall bind such holders to the Collateral Trust Agreement as holders of Parity Lien Debt Obligations (as defined in the Collateral Trust Agreement) by becoming a party thereto as a Parity Lien Debt Representative (as defined in the Collateral Trust Agreement).

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into (x) the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, (y) subject to utilization of the amount available for Investments in joint ventures contained in Section 7.7(g), with or into any Foreign Subsidiary or Non-Guarantor Subsidiary;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) (i) to the Borrower or any Subsidiary Guarantor, (ii) subject to utilization of the amount available for Investments in joint ventures contained in Section 7.7(g), any Foreign Subsidiary or any Non-Guarantor Subsidiary and (iii) in a transaction permitted pursuant to Section 7.5(e); and

(c) any Subsidiary may merge with another Person to effect a transaction permitted under Section 7.7.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e) Dispositions of other property having a Fair Market Value not to exceed (i) $20,000,000 in the aggregate for any fiscal year of the Borrower, plus (ii) the amount, if any, which is equal to (x) $20,000,000 less (y) the aggregate Fair Market Value of all property Disposed of pursuant to this Section 7.5(e) in the immediately preceding fiscal year of the Borrower only;

(f) Dispositions permitted by Sections 7.6 and 7.10;

(g) Dispositions of Cash Equivalents;

(h) Dispositions made pursuant to an Investment permitted under Section 7.7; and

(i) Dispositions of assets between the Borrower and any Subsidiary Guarantor;

(j) Dispositions of the Screenvision Units;

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements;

(l) Dispositions of a theater acquired after the date of this Agreement (whether through merger, consolidation, asset purchase or otherwise) in one or a series of related transactions; provided that the conditions set forth in clause (xvi) of the definition of “Asset Sales” are satisfied; and

(m) any Disposition that, at the time made, is permitted to be made under clauses (1) and (2) of Section 4.10(a) and Section 5.01 of the Senior Secured Notes Indenture as in effect on the date hereof.

7.6 Restricted Payments. Make any Restricted Payment, except:

(a) Restricted Payments by any Subsidiary to the Borrower or any Subsidiary Guarantor;

(b) other Restricted Payments by the Borrower in an aggregate amount not to exceed the Restricted Payment Amount, provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such payment or shall be caused thereby and (ii) after giving pro forma effect to such payment, the Borrower is in compliance with the financial covenants in Section 7.1, provided, further, that, notwithstanding the foregoing, (x) the aggregate amount of Restricted Payments made pursuant to this clause (b) shall in no event exceed $20,000,000 for any fiscal year of the Borrower and (y) no Restricted Payments may be made pursuant to this clause (b) if any Revolving Loans are then outstanding; and

(c) any other Restricted Payment by the Borrower that, at the time made, is permitted to be made under Section 4.07(b) of the Senior Secured Notes Indenture as in effect on the date hereof; provided that no Default or Event of Default has occurred and is continuing.

7.7 Investments. Make any Investment, except:

(a) extensions of trade credit in the ordinary course of business (including advances or extensions of credit on terms customary in the movie exhibition industry in the form of accounts or other receivables incurred, or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable in the ordinary course of business);

(b) Investments in Cash Equivalents that constituted Cash Equivalents when made;

(c) Investments represented by Guarantees permitted by Section 7.2;

(d) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e) Investments in any Person if, as a result of such Investment, (x) such Person becomes a Subsidiary Guarantor, or (y) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or any Subsidiary Guarantor;

(f) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

(g) Investments in one or more joint ventures engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding and mergers, consolidations and Dispositions made pursuant to Sections 7.4(a)(y) and 7.4(b)(ii), not to exceed the amount by which the aggregate Net Proceeds of any sales, transfers or other dispositions of the Screenvision Units exceeds the carrying value of the Screenvision Units as reflected on the Company’s balance sheet as of December 31, 2014;

(h) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(i) Investments (x) received in satisfaction or partial satisfaction from financially troubled debtors, and (y) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

(j) Investments received as non-cash consideration for sales (including sales of advertising time in the ordinary course of business), transfers, leases and other Dispositions of assets otherwise permitted hereby;

(k) Investments in Hedge Agreements permitted hereby;

(l) Investments existing on the date hereof and listed on Schedule 7.8(l);

(m) in addition to Investments in joint ventures permitted under Section 7.7(g), Investments in one or more joint ventures engaged in Permitted Businesses in an aggregate amount not to exceed $10,000,000 at any time; and

(n) any other Investment that, at the time made, is permitted to be made under Section 7.6.

7.8 Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Debt, provided that the Borrower may make any such payment, prepayment, repurchase or redemption with respect to any Junior Debt to the extent permitted pursuant to Section 7.6; (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Debt if the effect of such amendment, modification, waiver or other change is to increase the interest rate on any Junior Debt, change (to earlier dates) any dates on which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto or otherwise make such event of default or condition less restrictive or burdensome on the Borrower), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of any Junior Debt (or any guarantee thereof), or to increase materially the obligations of the Borrower thereunder or to confer any additional rights on the holders of any Junior Debt (or a trustee or other representative on their behalf) that would be adverse in any material respect to any Loan Party or the Lenders, or require the payment of a consent fee; or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents and the Senior Secured Notes Documents) as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of any document governing any Junior Debt.

7.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction shall not apply to (x) reasonable and customary fees paid to members of the board of directors of the Borrower and its Subsidiaries and (y) compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business.

7.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, except (a) Carmike Cinemas, Inc. may enter into any such arrangement with respect to the Snellville Property on or prior to September 1, 2015 and (b) a Group Member may enter into any such arrangement that, at the time of entry, is permitted under Section 4.16 of the Senior Secured Notes Indenture as in effect on the date hereof.

7.11 Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired to secure the Obligations, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) restrictions by reason of customary provisions restricting Liens, assignments, subletting, or other transfers contained in joint venture agreements, leases, licenses, and similar agreements entered into in the ordinary course of business (in which case, any prohibition or limitation shall only be effective against the property and rights subject to such agreements) consistent with past practice.

7.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents; (ii) any restrictions existing under the Senior Secured Notes Documents and any agreements governing any Priority Lien Debt or Parity Lien Debt (as defined in the Collateral Trust Agreement) to the extent no more restrictive than any such restrictions hereunder; (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (iv) any restrictions by reason of customary provisions in joint venture agreements, leases, licenses and similar agreements entered into in the ordinary course of business consistent with past practice; (v) any restrictions imposed by agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or (vi) any customary restrictions existing in documentation governing Junior Debt to the extent no more restrictive than any such restrictions hereunder.

7.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for any Permitted Business.

7.16 Financing Obligations. Permit the aggregate amount of Financing Obligations (other than the Specified Lease Obligations) of the Borrower and its Subsidiaries incurred or created after the date hereof to exceed, at any one time the greater of (a) the aggregate amount of Financing Obligations permitted under the Senior Secured Notes Indenture as in effect on the date hereof and (b) $25,000,000.

7.17 Anti-Corruption Laws and Sanctions. The Borrower will not request any borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and, to the Borrower’s knowledge, its or their respective directors, officers, employees and agents shall not use, the proceeds of any borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), the observance or performance of Section 6.7(a) or Section 7 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance beyond any applicable grace period of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist beyond any applicable grace period, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding amount of which exceeds in the aggregate $10,000,000; or

(f) (i) any Material Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Material Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Material Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) the Borrower shall engage in a non-exempt Prohibited Transaction; (ii) a Reportable Event shall occur with respect to any Plan; (iii) a failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or a filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan; (iv) a failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan, or a failure by the Borrower or any Commonly Controlled Entity to make a required contribution to a Multiemployer Plan; (v) the incurrence by the Borrower or any Commonly Controlled Entity of liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (vi) the determination that any Plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (vii) the receipt by the Borrower or any Commonly Controlled Entity of any notice from the PBGC or a plan administrator relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (viii) a trustee shall be appointed by a United States district court to administer any Plan; (ix) the incurrence by the Borrower or any Commonly Controlled Entity of any liability with respect to the withdrawal or partial withdrawal from a Plan or Multiemployer Plan; (x) the receipt by the Borrower or any Commonly Controlled Entity of any notice, or sending by the Borrower or any Commonly Controlled Entity of any notice to any Multiemployer Plan, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent, in Reorganization, or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (xi) the withdrawal by the Borrower or any Commonly Controlled Entity from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; or (xii) any other event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (xii) above, such event or condition, together with all other such events or conditions, if any, would, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Material Group Member involving in the aggregate a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding Voting Stock of the Borrower; or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or

(l) any Junior Debt (other than Junior Debt pursuant to clause (x) or (z) of the definition thereof) in an aggregate principal amount greater than $10,000,000 or guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, or any Loan Party or any Affiliate of any Loan Party shall so assert on reasonable grounds, or the Collateral Trust Agreement shall cease to be valid and enforceable;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations (to the extent not cash collateralized), other than any L/C Obligation arising solely from a Letter of Credit for which an Application has been submitted and is pending, but which has not been issued, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments and/or any Incremental Term Loan Commitments to be terminated forthwith, whereupon the Revolving Commitments and/or Incremental Term Commitments, as applicable, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations (to the extent not cash collateralized), other than any L/C Obligation arising solely from a Letter of Credit for which an Application has been submitted and is pending, but which has not been issued, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration of the Obligations or the termination of any Incremental Term Loan Commitment or the Revolving Commitment pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the

Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements and Specified Cash Management Agreements. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements and Specified Cash Management Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. In addition, notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01).

9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, teletype or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or such other appropriate group of Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or such other appropriate group of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans and other extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed) unless an Event of Default shall have occurred and be continuing, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

9.11 The Joint Lead Arrangers and Syndication Agent. Neither the Joint Lead Arrangers nor the Syndication Agent, in their capacities as such, shall have any duties or responsibilities, or incur any liability, under this Agreement and other Loan Documents.

9.12 Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Loan Party or the relevant Lender.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. This Agreement, any other Loan Document, or any terms hereof or thereof may not be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 or, if applicable, Section 3.15. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment of any thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment (other than in accordance with Section 2.13), in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the value of the guarantees provided by the Subsidiary Guarantors under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) reduce any percentage specified in the definitions of “Majority Facility Lenders” without the written consent of all Lenders of the applicable Facility or “Majority Revolving Lenders” without the written consent of all Revolving Lenders; (v) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Agents without the written consent of each Agent adversely affected thereby; (vi) amend, modify or waive any provision of Sections 2.5 to 2.12 without the written consent of the Issuing Lender; or (vii) amend, modify or waive any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations, the Borrower Cash Management Agreement Obligations and the Borrower Credit Agreement Obligations (each as defined in the Guarantee and Collateral Agreement) in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything to the contrary herein, the provisions of Section 3.16 may not be amended, modified or waived without the written consent of the Administrative Agent, the Issuing Lender and the Required Lenders. Further, notwithstanding the foregoing (but in accordance with and subject to Section 3.16(b)), no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder.

Notwithstanding anything herein to the contrary, the Borrower, the Administrative Agent and any Issuing Lender designated by the Borrower that agrees to become an Issuing Lender hereunder and that is agreed to by the Administrative Agent after the Closing Date pursuant to the definition of Issuing Lender may amend this agreement in a manner not adverse to any existing Issuing Lender or Revolving Lender to the extent necessary to reflect the inclusion of such designated Issuing Lender as an Issuing Lender hereunder.

10.2 Notices and Communications. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders and the Issuing Lender, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Carmike Cinemas, Inc.
1301 First Avenue
Columbus, Georgia 31901
	Attention:	Chief Financial Officer
	Telecopy:	(706) 324-0470
	Telephone:	(706) 576-3415

The Administrative Agent or the	JPMorgan Chase Bank, N.A.
Issuing Lender:	2029 Century Park East, 38th Floor
Los Angeles, California 90067
	Attention:	Gerardo B. Loera
	Telecopy:	(310) 860-7206
	Email:	gerardo.b.loera@jpmorgan.com

with copies to:
JPMorgan Chase Bank, N.A.
JPMorgan Loan Services
10 South Dearborn, L2
Chicago, Illinois 60603
	Attention:	Commercial Loan Services
	Telecopy:	(888) 292-9533
Email: JPM.Agency.Servicing.4@jpmchase.com

J.P. Morgan Securities LLC
2029 Century Park East, 38th Floor
Los Angeles, California 90067
Attention:	David Shaheen
Telecopy:	(310) 860-7260
Email:	david.shaheen@jpmorgan.com

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Michele O. Penzer
Telecopy:	(212) 751-4864
Email:	michele.penzer@lw.com

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses/Indemnity. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent (including all such amounts incurred in any bankruptcy or other insolvency proceeding) and (c) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents, advisors, attorneys and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties, the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document and the fees, charges and disbursements of any counsel for any Indemnitee incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Chief Financial Officer (Telephone No. (706) 576-3415) (Telecopy No. (706) 324-0470), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and repayment of the Loans and all other amounts payable hereunder. This Section 10.5 shall not apply with respect to taxes other than any taxes that represent liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non-tax claim.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)	the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person;

(B)	the Administrative Agent; and

(C)	the Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)	(1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, absent written notice to the contrary demonstrating manifest error.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities that are Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby (or all Lenders) pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.8, 3.9 and 3.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 3.8 or 3.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from an adoption of or a change in a Requirement of Law that occurs after the Participant acquired the applicable Participation. A Participant shall not be entitled to the benefits of Section 3.9 unless such Participant complies with Sections 3.9(f), (g), (h) and (l) and agrees to be subject to the provisions of Section 3.11 and Section 3.12 as if it were an assignee pursuant to paragraph (b) of this Section 10.6.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purpose of this Agreement notwithstanding any notice to the contrary.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement, any other Loan Document or court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) receives any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6 or 3.12), or receives any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, upon the occurrence and during the continuation of any Event of Default, and without any further notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such Obligation any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of an original executed counterpart thereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party, for itself and behalf of each of its Affiliates that may hereafter become a Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 10.1) to take any action requested by the Borrower (including, without limitation, authorizing and instructing the Collateral Trustee to take such action) having the effect of releasing any Collateral or guarantee obligations (i) (x) with respect to Collateral, to the extent sold or otherwise disposed of in a transaction permitted pursuant to Section 7.5 to a Person other than a Loan Party and (y) with respect to guarantee obligations, to the extent the applicable Guarantor ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under and in accordance with the Loan Documents or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Revolving Commitments have been terminated, no Letters of Credit shall be outstanding or any outstanding Letters of Credit shall have been cash collateralized or otherwise secured by a collateral arrangement reasonably satisfactory to the Issuing Lender or backstopped by another letter of credit reasonably satisfactory to the Issuing Lender, and each Specified Hedge Agreement and Specified Cash Management Agreement of any Qualified Counterparty at such time shall have been paid in full or secured by a collateral arrangement satisfactory to such Qualified Counterparty as determined in its sole discretion, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person; provided that, upon written request, and at the expense of, the Borrower, the Administrative Agent shall take any action reasonably requested by the Borrower (including, without limitation, authorizing and instructing the Collateral Trustee to take such action) having the effect of releasing any Collateral and Guarantees.

10.15 Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, any Agent or any Lender pursuant to or in connection this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who are advised by the Agent or Lender as to the confidential nature of such information, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental

Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of a breach of confidentiality known by the Agent or Lender to have occurred), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Agents pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Agents that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and the Subsidiary Guarantors and other information that will allow such Lender to identify the Borrower and the Subsidiary Guarantors in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CARMIKE CINEMAS, INC.

By:
Name:
Title:

[Signature Page to the Credit Agreement for Carmike Cinemas, Inc.]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, Syndication Agent, Issuing Lender and Lender

By:
Name:
Title:

[ ], as a Lender

By:
Name:
Title: